Exhibit 10.11

Execution Copy

LOAN AND SUBORDINATED
DEBENTURE PURCHASE AGREEMENT

between

LASALLE BANK NATIONAL ASSOCIATION

and

OLD SECOND BANCORP, INC.

Dated as of January 31, 2008

i

	6.3	Compliance Certificate	28
	6.4	Copies of Other Reports and Correspondence	28
	6.5	Proceedings	28
	6.6	Event of Default; Material Adverse Change	29
	6.7	Other Information Requested by Lender	29

7.	FINANCIAL COVENANTS		29
	7.1	Capitalization	29
	7.2	Regulatory Capital	29
	7.3	Minimum Return on Average Assets	29
	7.4	Nonperforming Loans Ratio; Loan Loss Reserve	29

8.	BORROWER’S DEFAULT		30
	8.1	Borrower’s Defaults and Lender’s Remedies	30
	8.2	Protective Advances	33
	8.3	Other Remedies	34
	8.4	No Lender Liability	34
	8.5	Lender’s Fees and Expenses	34
	8.6	Limitation on Remedies with Respect to Subordinated Debt	34

9.	MISCELLANEOUS		35
	9.1	Release; Indemnification	35
	9.2	Assignment and Participation	35
	9.3	Prohibition on Assignment	36
	9.4	Time of the Essence	36
	9.5	No Waiver	36
	9.6	Severability	36
	9.7	Usury; Revival of Liabilities	36
	9.8	Notices	37
	9.9	Successors and Assigns	38
	9.10	No Joint Venture	38
	9.11	Brokerage Commissions	38
	9.12	Publicity	38
	9.13	Documentation	38
	9.14	Additional Assurances	39
	9.15	Entire Agreement	39
	9.16	Choice of Law	39
	9.17	Forum; Venue	39
	9.18	No Third Party Beneficiary	39
	9.19	Legal Tender of United States	39
	9.20	Captions; Counterparts	39
	9.21	Knowledge; Discretion	39
	9.22	Customer Identification - USA Patriot Act Notice	40

ii

EXHIBITS:

A             Form of Term Note

B             Form of Revolving Note

C             Form of Subordinated Debenture

D             Form of Pledge Agreement

E              Form of Quarterly Compliance Certificate

F              Form of Opinion of Borrower’s Counsel

DISCLOSURE SCHEDULES:

4.1.2        Subsidiaries; Capital Stock of Borrower

4.1.3        Capital Stock of the Bank

4.7.3        Pending Litigation

4.7.5        ERISA

4.8.1        Restrictions on Borrower

iii

LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT

THIS LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT (this “Agreement”) is dated as of January 31, 2008 and is made by and between OLD SECOND BANCORP, INC., a Delaware corporation (“Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S:

A.            Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of Old Second National Bank, a national banking association (the “Bank”) and is acquiring HeritageBanc, Inc. (“Heritage”) by causing Old Second Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Borrower (“Merger Corp”), to merge with and into Heritage (the “Merger”) pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of November 5, 2007, among Borrower and Merger Corp and Heritage (the “Merger Agreement”), and immediately thereafter causing Heritage Bank, a wholly owned subsidiary of Heritage (“Heritage Bank”), to merge with and into Old Second National Bank (the “Bank Merger”) pursuant to the terms and conditions of a Merger Agreement, dated as of November 20, 2007, between the Bank and Heritage Bank.  Old Second National Bank and Heritage Bank may be referred to individually as a “Subsidiary Bank” and collectively as the “Subsidiary Banks.” The issued and outstanding capital stock of Old Second National Bank may be referred to as the “Bank Shares.”

B.            Borrower has requested that Lender provide it with three credit facilities in the aggregate principal amount of $75,500,000 consisting of (a) a term loan (the “Term Loan”) in the principal amount of $500,000 (the “Term Loan Amount”); (b) a revolving loan (the Revolving Loan”) in the principal amount of up to $30,000,000 (the “Revolving Loan Amount”); and (c) subordinated debt (the “Subordinated Debt”) in the principal amount of up to $45,000,000 (the “Subordinated Debt Amount”). The Term Loan and the Revolving Loan may be referred to collectively as the “Senior Loans” and the Senior Loans and the Subordinated Debt may be referred to collectively as the “Loans.”

C.            The proceeds of the Term Loan, the Revolving Loan and the Subordinated Debt shall be used by Borrower to finance the acquisition of Heritage and to increase the capital of the Bank, with any remaining proceeds to be used for general corporate purposes.

D.            The Subordinated Debt is intended to qualify as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the “FRB”).

E.             Lender is willing to lend to Borrower up to an aggregate principal amount of $75,500,000 under the Loans in accordance with the terms, subject to the conditions and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Loan Documents (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.                                      DEFINITIONS.

1.1          Defined Terms.  The following capitalized terms generally used in this Agreement and in the other Loan Documents shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” shall mean, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Agreed Upon Terms and Procedures” shall mean the Agreed Upon Terms and Procedures relating to interest rates, interest and payments executed by Borrower on the date hereof as such may be amended, restated, supplemented or modified from time to time.

“Assignee Lender” shall have the meaning ascribed to such term in Section 9.2.

“Average Total Assets” shall have the meaning ascribed to such term in Section 7.2.

“Bank” shall have the meaning ascribed to such term in the recitals hereto.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended or recodified.

“Bank Shares” shall have the meaning ascribed to such term in the recitals hereto.

“Base Rate” shall mean that rate of interest (expressed as a percent per annum) equal to Lender’s “base” or “prime” rate (which is not necessarily the lowest or most favorable rate of interest charged by Lender on commercial loans at any time) in effect from time to time, which means a base rate of interest established by Lender from time to time that serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Any change in the rate of interest hereunder due to a change in the base or prime rate shall become effective on the date each change in the base or prime rate is announced by Lender.

“Base Rate Tranche” shall mean a Borrowing Tranche as to which the Base Rate is applicable.

“Borrower” shall have the meaning ascribed to such term in the preamble hereto.

“Borrower 2006 Audited Financial Statements” shall have the meaning ascribed to such term in Section 4.4.1.

“Borrower 2006 Audited Financial Statements Date” shall have the meaning ascribed to such term in Section 4.4.1.

“Borrower Financial Statements” shall have the meaning ascribed to such term in Section 4.4.1.

“Borrower Unaudited Financial Statements” shall have the meaning ascribed to such term in Section 4.4.1.

“Borrower’s Accountant” shall mean Ernst & Young LLP, or such other nationally recognized firm of certified public accountants selected by Borrower as shall from time to time audit Borrower.

“Borrower’s Liabilities” shall mean Borrower’s obligations under this Agreement, the Term Note, the Revolving Note and any other Loan Documents (other than the principal, interest and other amounts payable under the Subordinated Debenture).

“Borrowing Date” shall mean the date any Borrowing Tranche is disbursed, renewed or converted (from a LIBO Tranche to a Base Rate Tranche or from a Base Rate Tranche to a LIBO Tranche).

“Borrowing Tranche” shall mean a disbursement of proceeds under any Loan pursuant to this Agreement and the Agreed Upon Terms and Procedures.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) hereof, a day of the week (but not a Saturday, Sunday or a legal holiday under the laws of the State of Illinois or any other day on which banking institutions located in Illinois are authorized or required by law or other governmental action to close) on which the Chicago, Illinois offices of Lender are open to the public for carrying on substantially all of Lender’s business functions and (b) with respect to determinations in connection with, and payments of principal and interest on any LIBO Rate Tranche, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar-denominated deposits in the London Interbank Eurodollar Market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Expenditures” shall mean expenditures made or costs incurred that are required to be capitalized for financial reporting purposes in accordance with GAAP, but excluding expenditures made in connection with the replacement or restoration of assets to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored.

“Closing” shall have the meaning ascribed to such term in Section 2.5.

“Closing Date” shall mean January 31, 2008.

“Code” shall mean the Internal Revenue Code of 1986, as amended or recodified.

“Code Provisions” shall mean Chapter 7 or Chapter 11 of the Bankruptcy Code, as amended or modified.

“Collateral” shall mean all the property (including all tangible and intangible property) in which the Collateral Documents grant (or purport to grant) Lender a security interest.

“Collateral Documents” shall mean the Pledge Agreement and such other certificates, documents, and instruments entered into or delivered in connection with or relating to the Collateral.

“Condition or Release” shall mean any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.

“Default Rate” shall have the meaning ascribed to such term in Section 2.3 of the Agreed Upon Terms and Procedures.

“Disclosure Schedule” shall mean, in aggregate, the disclosures contemplated herein as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.

“Employee Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Equity Interest” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended or recodified.

“ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) which together with Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b), (m), (c) and (o) of the Code.

“Event of Default” shall have the meaning ascribed to such term in Section 8.1.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FDI Act” shall mean the Federal Deposit Insurance Act, as amended or recodified.

“Federal Reserve Notice” shall have the meaning ascribed to such term in Section 8.6.

“FRB” shall have the meaning ascribed to such term in the recitals hereto.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” shall mean, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency, including, without limitation, the FRB, the OCC and the FDIC.

“Hazardous Materials” shall mean oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Claims” shall have the meaning ascribed to such term in Section 4.7.6.

“Hazardous Materials Laws” shall mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C.  Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Heritage” shall have the meaning ascribed to such term in the  Recitals hereto.

“Heritage Bank” shall have the meaning ascribed to such term in the Recitals hereto.

“IDFPR” shall mean the Illinois Department of Financial and Professional Regulation.

“Indebtedness” shall mean and includes: (a) all items arising from the borrowing of money that, according to GAAP now in effect, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary; (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed; (c) all guaranties and similar contingent liabilities with respect to obligations of others; and (d) all other obligations (including, without limitation, letters of credit) evidencing obligations to others; provided, however, in the case of the Bank, Indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations.

“Indentures” shall mean the Indenture dated as of June 30, 2003, between Borrower and Wilmington Trust Company and the Indenture dated April 30, 2007, between Borrower and Wells Fargo, National Association.

“Initial Disbursement” shall have the meaning ascribed to such term in Section 3.1.

“Instructions” shall mean disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Loans should be disbursed at Closing.

“Interest Rate Protection Agreement” shall mean an interest rate swap, cap, collar or other hedging or derivative agreement, to which Lender or any Affiliate of Lender is the counterparty, intended to mitigate interest rate risk, along with any other related agreement or instrument executed in connection therewith.

“Junior Subordinated Debentures” shall mean the floating rate junior subordinated debentures due June 30, 2033 and April 30, 2037, issued by Borrower pursuant to the Indentures.

“Leases” shall mean all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Lender” shall have the meaning ascribed to such term in the preamble hereto.

“LIBO Rate” shall mean that rate of interest equal to (a) the quotient of (i) the rate of interest, rounded upward, if necessary, to the nearest whole multiple of .0625% (1/16 of 1%), quoted by Lender as the London Inter-Bank Offered Rate for deposits in U.S. Dollars on the date, at approximately 11:00 a.m. London time, that is two Business Days prior to any applicable Borrowing Date for purposes of calculating effective rates of interest for Loans or obligations making reference thereto for an amount approximately equal to a LIBO Rate Tranche and for a period of time approximately equal to a LIBOR Period, divided by (ii) 100% minus (b) the Reserve Percentage.

“LIBO Rate Tranche” shall mean a Borrowing Tranche as to which the LIBO Rate is applicable.

“LIBOR Period” shall mean a period of 90 days, plus or minus one or two days, with respect to a LIBO Rate Tranche; provided that no LIBOR Period shall extend beyond any Maturity Date.  If pursuant to the Rate Election Notice received by Lender, the initial Interest Period of any LIBOR Rate Tranche commences on any day other than the first Business Day of any month, then the initial Interest Period of such LIBOR Rate Tranche shall end on the first Business Day of the following calendar month, notwithstanding the Interest Period specified in such notice, and the LIBOR Rate for such LIBOR Rate Tranche shall be equal to the LIBOR Rate for an Interest Period equal to the length of such partial month.  Thereafter, each LIBOR Rate Tranche shall automatically renew for the Interest Period specified in the initial Rate Election Notice received by Lender.

“Loans” shall have the meaning ascribed to such term in the recitals hereto.

“Loan Documents” shall mean those documents and instruments (including, without limitation, all agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower in connection with this Agreement and the Loans) entered into or delivered in connection with or relating to the Loans, including the Collateral Documents and any other documents listed on the schedule of closing documents prepared in connection with the

Closing. Loan Documents shall also include any Interest Rate Protection Agreement between Borrower and Lender.

“Maturity Date” shall mean the Term Loan Maturity Date, the Revolving Loan Maturity Date or the Subordinated Debt Maturity Date as the context may indicate.

“NBA” shall mean the National Banking Act, as amended or recodified.

“Nonperforming Loans” shall have the meaning ascribed to such term in Section 7.4.

“Notes” shall mean the Term Note, the Revolving Note and the Subordinated Debenture, each as amended, restated, supplemented or modified from time to time, and each note or debenture, as the case may be, delivered in substitution or exchange for any of such Notes and, where applicable, shall include the singular as well as the plural.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Other Real Estate Owned” shall have the meaning ascribed to such term in Section 7.4.

“Permitted Bank Indebtedness” shall mean means obligations incurred by the Bank in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust or mortgage business of a bank, thrift, trust company, or mortgage company incurred in accordance with applicable laws and regulations and safe and sound practices, including obligations incurred in connection with: (a) any deposits with or funds collected by the Bank; (b) the endorsement of instruments for deposit or collection in the ordinary course of business, (c) any bankers acceptance credit of the Bank; (d) any check, note, certificate of deposit, instrument, money or letter of credit issued by the Bank; (e) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange issued, accepted or endorsed by the Bank; (f) any discount with, borrowing from, or other obligation to, any Federal Home Loan Bank or Federal Reserve Bank; (g) any agreement made by the Bank to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof; (h) any guarantee or similar obligation incurred by the Bank in the ordinary course of its banking or trust business; (i) any transaction in the nature of an extension of credit, whether in the form or a commitment or otherwise, undertaken by the Bank for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (j) any transaction in which the Bank acts solely in the fiduciary or agency capacity; and (k) other short-term liabilities similar to those enumerated in clauses (a) and (g) above, including United States Treasury tax and loan borrowings.

“Person” shall mean an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Pledge Agreement” shall mean a Pledge Agreement dated as of the Closing Date between Borrower and Lender in the form attached as Exhibit D hereto (as amended, restated,

supplemented or modified from time to time), pursuant to which the Bank Shares are pledged to Lender.

“Potential Event of Default” shall mean an event or circumstance that, with the passage of time, the giving of notice or both, could become an Event of Default.

“Primary Capital” shall have the meaning ascribed to such term in Section 7.4.

“Property” shall mean any real property owned or leased by Borrower or any Subsidiary.

“Rate Election Notice” shall mean a verbal notice conveyed to Lender in accordance with its disbursement procedures from time to time.

“Reserve Percentage” shall mean the percentage announced within Lender as the reserve percentage under Regulation D of the FRB for the Loans and obligations making reference to a LIBO Rate for a LIBOR Period. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the FRB, or its successor.

“Revolving Loan” shall have the meaning ascribed to such term in the recitals hereto.

“Revolving Loan Amount” shall have the meaning ascribed to such term in the recitals hereto.

“Revolving Loan Maturity Date” shall mean March 31, 2010.

“Revolving Note” shall mean a promissory note, in the form attached as Exhibit B hereto, in the principal amount of the Revolving Loan Amount, as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for such note.

“RICO Related Law” shall mean the Racketeer Influenced and Corrupt Organizations Act of 1970, or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“Risk-Weighted Assets” shall have the meaning ascribed to such term in Section 7.2.

“Senior Loans” shall have the meaning ascribed to such term in the recitals hereto.

“Senior Notes” shall mean the Term Note and the Revolving Note.

“Subordinated Debenture” shall mean a subordinated debenture note, in the form attached as Exhibit C hereto, in the principal amount of the Subordinated Debt Amount, as amended, restated, supplemented or modified from time to time, and each debenture delivered in substitution or exchange for such subordinated debenture.

“Subordinated Debt” shall have the meaning ascribed to such term in the recitals hereto.

“Subordinated Debt Amount” shall have the meaning ascribed to such term in the recitals hereto.

“Subordinated Debt Maturity Date” shall mean March 31, 2018.

“Subsidiary” shall mean the Bank and any other corporation or other entity of which any Equity Interest is directly or indirectly owned by Borrower.

“Term Loan” shall have the meaning ascribed to such term in the recitals hereto.

“Term Loan Amount” shall have the meaning ascribed to such term in the recitals hereto.

“Term Loan Maturity Date” shall mean March 31, 2018.

“Term Note” shall mean a promissory note, in the form attached as Exhibit A hereto, in the principal amount of the Term Loan Amount, as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for such note.

“Tier 1 Capital” shall have the definition provided in, and shall be determined in accordance with, the rules and regulations of the FRB.

“Tier 2 Capital” shall have the definition provided in, and shall be determined in accordance with, the rules and regulations of the FRB.

“Trusts” shall mean those certain Delaware statutory business trusts known as “Old Second Capital Trust I” and “Old Second Capital Trust II” which are maintained by Borrower in accordance with those certain Amended and Restated Trust Agreements, dated as of June 30, 2003 and April 30, 2007, respectively.

“UCC” shall mean the Uniform Commercial Code as enacted in the State of Illinois, as amended or recodified.

“Unaudited Financial Statements” shall have the meaning ascribed to such term in Section 4.4.

1.2          Certain UCC and Accounting Terms; Interpretations.  Except as otherwise defined in this Agreement or the other Loan Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to any Loan Document shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3          Exhibits and Schedules Incorporated.  All exhibits and schedules attached hereto or referenced herein are hereby incorporated into this Agreement.

2.                                      CREDIT FACILITIES.

2.1          The Loans.  Lender agrees to extend to Borrower the following credit facilities in the aggregate principal amount of the sum of the Term Loan Amount, the Revolving Loan Amount plus the Subordinated Debt Amount:

2.1.1       The Term Loan.  Lender agrees to extend the Term Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Term Note and the other Loan Documents. An initial Borrowing Tranche in an amount equal to the Term Loan Amount shall be borrowed on the Closing Date and, thereafter, such Borrowing Tranche may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Term Loan shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche and shall bear interest per annum at a rate equal to 0.90% (90 basis points) plus the LIBO Rate; or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Term Loan shall be due and payable on the Term Loan Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Term Note and this Agreement.

2.1.2       The Revolving Loan. Lender agrees to extend the Revolving Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Revolving Note and the other Loan Documents. An initial Borrowing Tranche in an amount equal to $18,818,651.25 shall be borrowed on February 1, 2008 and, thereafter, any Borrowing Tranche under the Revolving Loan may be created, converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement.  Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Revolving Loan shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche and shall bear interest per annum at a rate equal to 0.90% (90 basis points) plus the LIBO Rate; or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Revolving Loan shall be due and payable on the Revolving Loan Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Revolving Note and this Agreement.

2.1.3                     The Subordinated Debt.  Lender agrees to extend the Subordinated Debt to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Debenture and the other Loan Documents.  No Borrowing Tranche under the Subordinated Debt shall be created on the Closing Date.  Thereafter, any Borrowing Tranche under the Subordinated Debt may be created, converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement; provided, however, that new Borrowing Tranches for the Subordinated Debt shall not be created after April 30, 2008.  Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Subordinated Debt shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche and shall bear interest per annum at a rate equal to 1.50% (150 basis points) plus the LIBO Rate; or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Subordinated Debt shall be due and payable on the Subordinated Debt Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Subordinated Debenture or this Agreement.

2.2                               The Notes and the Subordinated Debenture.  The Loans shall be evidenced by the Term Note, the Revolving Note and the Subordinated Debenture.

2.3                               Maturity Dates.  On the Term Loan Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Term Loan shall be repaid in full. On the Revolving Loan Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Revolving Loan shall be repaid in full. On the Subordinated Debenture Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Subordinated Debenture shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Loans past their Maturity Dates, unless Borrower and Lender hereafter specifically otherwise agree in writing.

2.4                               Collateral.  Borrower’s Liabilities shall be secured by the collateral pledged pursuant to the Pledge Agreement. Notwithstanding anything to the contrary in any Loan Document, the obligations of Borrower to Lender under the Subordinated Debenture shall be unsecured.

2.5                               The Closing.  The initial funding of the Loans (the “Closing”) will occur at the offices of Lender, at 135 South LaSalle Street, Chicago, Illinois at 9:30 a.m. on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree, by disbursing the proceeds of the Loans in accordance with any Instructions received at least one Business Day prior to Closing.

2.6                               Interest Rates.  Borrower agrees that matters concerning the election, payment, application, accrual and computation of interest and interest rates shall be in accordance with the Agreed Upon Terms and Procedures agreed to, as executed, by Borrower and Lender.

2.7                               Payments.  Borrower agrees that matters concerning prepayments, payments and application of payments shall be in accordance with the Agreed Upon Terms and Procedures agreed to, as executed by, Borrower and Lender.

2.8                               Capital Adequacy.  If Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law (including, without limitation, application of changes to Regulation H and Regulation Y of the FRB issued by the FRB on January 19, 1989 and regulations of the Comptroller of the Currency, Department of Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the capital required or expected to be maintained by Lender or any person or entity controlling Lender, and such increase is based upon the existence of Lender’s obligations hereunder and under other commitments of this type, then, within 10 days after demand from Lender, Borrower shall pay to Lender, from time to time, such amount or amounts as will compensate Lender or such controlling person or entity, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 2.8 shall take into consideration the policies of Lender or of any Person controlling Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of Lender setting forth the amount or amounts as shall be necessary to compensate Lender as specified in this Section 2.8 shall be delivered to Borrower and shall be conclusive in the absence of manifest error.

3.                                      DISBURSEMENTS.

3.1                               Initial and Subsequent Disbursements.  At such time as all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Loan Documents and any other related documents in form and substance satisfactory to Lender, in its sole and absolute discretion, Lender shall disburse to Borrower an amount equal to $18,818,651.25 (the “Initial Disbursement”), representing a disbursement of $18,818,651.25 under the Revolving Loan.  In the event Borrower fails to satisfy such disbursement conditions, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice therefor from Lender.

3.2                               Conditions Precedent to Initial Disbursement.  In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Initial Disbursement, Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its sole and absolute discretion:

3.2.1                     Opinion.  An opinion of counsel of Borrower in substantially the form attached as Exhibit F hereto and otherwise satisfactory to Lender, dated on or about the date of the Initial Disbursement.

3.2.2                     Loan Documents.  The Loan Documents, including, without limitation, the Notes and the Collateral Documents.

3.2.3                     Pledged Securities.  The actual certificates representing all of the securities constituting the Pledged Stock (as defined in the Pledge Agreement) together with irrevocable stock powers for each such certificate endorsed by Borrower in blank.

3.2.4                     Authority Documents.  Copies certified by the appropriate Secretary of State or Governmental Agency of the certificate of incorporation of Borrower and the charter of Old Second National Bank.  Good standing certificates for (i) Borrower issued by the Secretary of State of Delaware and the State of Illinois, (ii) Old Second National Bank issued by the OCC, (iii) Heritage Bank issued by the IDFPR, and (iv) Heritage issued by the Secretary of State of Illinois. Copies certified by the Secretary or an Assistant Secretary of Borrower of the certificate of incorporation of Borrower and the charter of Old Second National Bank, and the bylaws of Borrower and Old Second National Bank.  Copies certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance (including the authority to pledge the Pledged Stock) of this Agreement, the Notes and the other Loan Documents. An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Notes and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.5                     Regulatory Consents.  Copies certified by the Secretary or an Assistant Secretary of Borrower of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to the transactions contemplated in the Loan Documents, including the required regulatory approvals of the Merger and the Bank Merger, and any other transactions between Lender and Borrower or Old Second National Bank.

3.2.6                     Instructions. The Instructions.

3.2.7                     Certain Costs of Lender. Payment of certain costs and expenses incurred by Lender to date in connection with the transactions contemplated herein, such as Lender’s attorneys’ fees up to a maximum amount of $30,000 and expenses and other fees and expenses paid or payable to any other parties.

3.2.8                     Merger Certificate.  A certificate signed by the President of Borrower, addressed to Lender, certifying that all conditions to the consummation of the Merger and the Bank Merger have been satisfied or waived.

3.2.9                     Other Requirements. Such other additional information regarding Borrower, any Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may require in its reasonable discretion.

3.2.10              Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as Lender may reasonably request.

3.3                               Conditions to All Disbursements; Renewals and Conversions.  Notwithstanding anything to the contrary contained herein, the continued performance, observance and compliance by Borrower of and with all of the covenants, conditions and agreements of Borrower contained herein (whether or not non-performance constitutes an Event of Default) and in the other Loan Documents shall be further conditions precedent to any disbursements of the proceeds under any Loan. In addition, Lender shall not be required to disburse proceeds under any Loan or to renew or convert any Borrowing Tranche at any time that any of the following are true:

3.3.1                     Default. There exists an Event of Default or Potential Event of Default.

3.3.2                     Legislation or Proceedings. Any legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect in a material respect Borrower’s performance of its obligations hereunder, or any litigation or governmental proceeding has been instituted or threatened against Borrower or any Subsidiary or any of their officers which, in the reasonable discretion of Lender, may materially adversely affect the financial condition or operations of Borrower or any Subsidiary.

3.3.3                     Collateral.  Lender has reasonable cause to believe that any Collateral might be subject to forfeiture under any RICO Related Law or any of the Collateral is subject to any pledge, lien, security interest, charge or encumbrance other than in favor of Lender.

3.3.4                     Material Adverse Change. There has occurred a material adverse change in the financial condition or operations of Borrower and the Subsidiaries taken as a whole since the Borrower 2006 Audited Financial Statement Date.

3.3.5                     Representations and Warranties. Any representation or warranty of Borrower contained herein or any information set forth in the recitals hereto, shall not be true in any material respect on and as of the date of any Borrowing Tranche, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date.

3.3.6                     Approvals. All necessary or appropriate actions and proceedings have not been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto have not been completed and tendered for delivery, in substance and form reasonably satisfactory to Lender, including, without limitation, if appropriate in the opinion of Lender, Lender’s failure to have received evidence of all necessary approvals from Governmental Agencies.

3.3.7                     Other Documents. Lender has not received in substance and form reasonably satisfactory to Lender, all certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents which are provided for hereunder or which it may reasonably request.

Lender’s refusal to disburse any proceeds of the Loans on account of the provisions of this Section 3.3 shall not alter or diminish any of Borrower’s other obligations hereunder or otherwise prevent any breach or default of Borrower hereunder from becoming an Event of Default. Each Rate Election Notice submitted by Borrower hereunder shall constitute an affirmation that Borrower has performed, observed and complied with its covenants, conditions and agreements contained herein in all material respects and that all representations and warranties made by Borrower hereunder continue to be true and correct in all material respects as of the date of such Rate Election Notice.

4.                                      GENERAL REPRESENTATIONS AND WARRANTIES.  Borrower hereby covenants, represents and warrants to Lender as follows:

4.1                               Organization and Authority.

4.1.1                     Legal Matters. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified as a foreign corporation and in good standing in all states in which it is doing business, except where it is not required to qualify or where the failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Borrower and the Subsidiaries taken as a whole and (c) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary is duly organized, validly existing and chartered under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. The deposit accounts of the Bank are insured by the FDIC to the extent provided by law. Borrower and each Subsidiary has made payment of all franchise and similar taxes in the State of Illinois, and in all of the other respective jurisdictions in which they are incorporated, chartered or qualified to do business, so far as such taxes are due and payable at the date of this Agreement, except for any such taxes (i) where the failure to pay such taxes will not have a material adverse effect on the financial condition, business or operations of Borrower and the Subsidiaries taken as a whole, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of Borrower or any applicable Subsidiary, as the case may be.

4.1.2                     Capital Stock of Borrower. Section 4.1.2 of the Disclosure Schedule correctly sets forth (a) a list of all Subsidiaries of Borrower, all of which (except as set forth in Section 4.1.2 of the Disclosure Schedule) are directly or indirectly wholly owned by Borrower, and (b) a list of each class of stock of Borrower and the number of authorized and issued and outstanding shares of each class of stock of Borrower as of December 31, 2007. All of the outstanding capital stock of Borrower has been duly authorized, legally and validly issued, fully paid and nonassessable.

4.1.3                     Capital Stock of the Bank.  Section 4.1.3 of the Disclosure Schedule correctly sets forth the state or states in which the Bank conducts its business. Borrower owns 100% of the outstanding shares of capital stock of the Bank.  There is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of the Bank.  All of the Bank Shares have been duly authorized, legally and validly issued, fully paid and nonassessable, and, following the Closing Date, Borrower will own the Bank Shares free and clear of all pledges, liens, security interests, charges or encumbrances, except for any security interest granted herewith by Borrower to Lender. None of the Bank Shares have been issued in violation of any shareholder’s preemptive rights. There are, as of the date of this Agreement, no outstanding options, rights, warrants or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Bank or obligating Borrower or the Bank to grant, extend or enter into any such agreement or commitment.

4.2                               No Impediment to Transactions.

4.2.1                     Transaction is Legal and Authorized. The borrowing of the principal amounts of the Loans, the execution of this Agreement and the other Loan Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Loan Documents are within the corporate powers of Borrower. This Agreement and the other Loan Documents have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

4.2.2                     No Defaults or Restrictions. Neither the execution and delivery of the Loan Documents nor compliance with the terms and conditions thereof will (a) conflict with or result in a material breach of, or constitute a material default under, any of the terms, obligations, covenants, conditions or provisions of any indenture, mortgage, deed of trust, pledge or credit agreement, or any other agreement or instrument to which Borrower or any Subsidiary is now a party or by which any of them or any of their properties may be bound or affected, (b) violate any provision of the organizational documents of Borrower or any Subsidiary, (c) materially contravene any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency, or (d) result in the material creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or any Subsidiary under the terms or provisions of any of the foregoing. None of Borrower or any Subsidiary is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or their properties may be bound or affected, which would have a material adverse effect on the financial condition, business or operations of Borrower and the Subsidiaries taken as a whole.

4.2.3                     Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations which have not previously been obtained are required to be obtained by Borrower and no registrations or declarations are required to be filed by Borrower in connection with, or contemplation of, the execution and delivery of, and performance by Borrower under, this Agreement and the other Loan Documents.  All required governmental orders, permissions, consents, approvals or authorizations relating to the consummation of the Merger and the Bank Merger have been obtained.

4.3                               Purposes of Loans.

4.3.1                     Use of Proceeds.  Borrower shall use the proceeds of the Loans to finance the acquisition of Heritage and to increase the capital of the Bank, with any remaining proceeds to be used for general corporate purposes.  Borrower does not own any “margin security” as such term is defined in Regulation G of the FRB. Borrower will not use any part of the proceeds of the Loans (a) directly or indirectly to purchase or carry any margin security or reduce or retire any indebtedness originally incurred to purchase any such margin security within the meaning of Regulation U of the FRB, or (b) so as to involve Borrower or Lender in a violation of Regulation U of the FRB. Borrower agrees to execute, or cause to be executed, all instruments necessary to comply with all of the requirements of Regulation U of the FRB.

4.3.2                     Usury. The Loans constitute a transaction within the meaning of 815 ILCS 205/4(1).

4.4                               Financial Condition.

4.4.1                     Borrower Financial Statements. Borrower has delivered to Lender copies of the consolidated financial statements of Borrower as of and for the year ending December 31, 2006 (the “Borrower 2006 Audited Financial Statements Date”), audited by Borrower’s Accountant (the “Borrower 2006 Audited Financial Statements”).  Borrower has delivered to Lender copies of the unaudited consolidated financial statements of Borrower as of and for the quarters ending March 31, 2007, June 30, 3007 and September 30, 2007 (the “Borrower Unaudited Financial Statements”).  The Borrower 2006 Audited Financial Statements and the Borrower Unaudited Financial Statements are true and correct in all material respects, are prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly and accurately present in all material respects the consolidated financial condition of Borrower and its Subsidiaries and their assets and liabilities and the results of their operations as of such date.  In addition, Borrower has delivered to Lender copies of call reports filed by the Bank for the periods ending December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, and copies of regulatory filings (including Form FRY-9C filings) (such call reports and regulatory filings, “Unaudited Financial Statements” and together with the Borrower 2006 Audited Financial Statements and the Borrower Unaudited Financial Statements, the “Borrower Financial Statements”). The Unaudited Financial Statements are true and correct in all material respects, are prepared in accordance with the respective books of account and records of the Bank and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of the Bank and its assets and liabilities and the results of its operations as of such date. The Borrower 2006 Audited Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with GAAP and applicable banking regulations, rules and guidelines, respectively. Neither Borrower nor the Bank has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Borrower Financial Statements.

4.4.2                     Loans. Each loan having an outstanding balance of more than $1,000,000 and reflected as an asset of the Bank in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. To Borrower’s knowledge, no obligor named therein is seeking to avoid the enforceability of the terms of any loan, and no loan having an unpaid balance (principal and accrued interest) in excess of $1,000,000 is subject to any defense, offset or counterclaim.

4.4.3                     Allowance for Loan Losses. The allowance for loan losses shown in the Borrower Financial Statements is adequate in all material respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and contain an additional amount of unallocated reserves for unanticipated future losses at levels considered adequate based upon generally accepted safe and sound banking practices, as of the date of such statements or reports. To Borrower’s knowledge, the aggregate principal amount of loans contained in the loan portfolios of the Bank in excess of corresponding reserves is collectible.

4.4.4                     Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), Borrower and the Subsidiaries have capital sufficient to carry on their respective business and transactions and all businesses and transactions in which they are about to engage and each is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Subsidiary.

4.4.5                     Subordination. The Junior Subordinated Debentures are expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Loans to the extent provided in Indentures. The Loans constitute “Senior Indebtedness” as defined in the Indentures.

4.5                               Title to Properties.

4.5.1                     Owned Property.  Except for real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to the Bank and property or other assets leased by Borrower or the Bank, Borrower and the Subsidiaries have, respectively, good and marketable fee title to all of the Properties, and good and marketable title to all other property and assets reflected in the latest balance sheet included as part of the Borrower Financial Statements, excluding property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the date of such balance sheet. Except for Properties and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to the Bank and property or other assets leased by Borrower or any Subsidiary, all property and assets of any kind (real or personal, tangible or intangible) of Borrower and any Subsidiary are free from any material liens, encumbrances or defects in title, except for any liens granted herewith or previously by Borrower to Lender.  None of Borrower or any Subsidiary has signed any financing statement or any pledge agreement authorizing any secured party thereunder to file any such financing statement.

4.5.2                     Leased Property. For assets or Property leased by Borrower or any Subsidiary, Borrower and each such Subsidiary enjoy peaceful and undisturbed possession under all material Leases under which they are operating, all of which permit the customary operations of Borrower and any Subsidiary, as applicable. None of such Leases is in material default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a material default under any such Leases.

4.6                               No Material Adverse Change.  Since the Borrower 2006 Audited Financial Statements Date, none of the business, operations, properties or assets of Borrower or any Subsidiary have been materially and adversely affected in any way as the result of any act or event, including, without limitation, fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workers or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency thereof. Since the Borrower 2006 Audited Financial Statements Date, there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole, other than changes arising from transactions in the ordinary course of business.

4.7                               Compliance with Law.  Borrower and the Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not materially and adversely affect the financial condition, business or operations of Borrower and the Subsidiaries taken as a whole.

4.7.1                     Taxes.  Borrower and each Subsidiary have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary, other than those not yet delinquent and except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  Borrower is unaware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of Borrower or any Subsidiary. To Borrower’s knowledge, Borrower and each Subsidiary have withheld amounts from their employees, shareholders or holders of public deposit accounts in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

4.7.2                     Regulatory Enforcement Actions.  Neither Borrower nor any Subsidiary or any of their respective officers or directors is now operating under any restrictions,

agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor, to the knowledge of Borrower, are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Agency.

4.7.3                     Pending Litigation. Except as otherwise disclosed in Section 4.7.3 of the Disclosure Schedule, there are no actions, suits, proceedings or written agreements pending, or, to the knowledge of Borrower, threatened or proposed, against Borrower or any Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, if adversely determined, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of Borrower and the Subsidiaries taken as a whole; and none of Borrower or any Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of Borrower and the Subsidiaries taken as a whole.

4.7.4                     RICO. There are no suits, actions or proceedings pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary, or any of the principals thereof, under a RICO Related Law.

4.7.5                     ERISA. All Employee Benefit Plans established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans. Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code. Neither Borrower nor any ERISA Affiliate has failed to make any contributions or to pay any amounts with respect to any Employee Benefit Plan. No “reportable event” or “prohibited transaction,” as defined in ERISA, has occurred and is continuing as to any Employee Benefit Plan and no excise taxes have been incurred or security is required with respect to any Employee Benefit Plan. Except as set forth in Section 4.7.5 of the Disclosure Schedule, no Employee Benefit Plan has, or as of the Closing Date will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Borrower or any ERISA Affiliate could be liable to any Person under Title IV of ERISA if any such plan were terminated. All Employee Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations under Title IV of ERISA relating to any Employee Benefit Plan that is a multiemployer plan if any such plan were terminated or if Borrower or any ERISA Affiliate withdrew from any such plan. Except as required by Section 4980B of the Code or applicable state insurance laws and except as set forth in Section 4.7.5 of the Disclosure Schedule, neither Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or other individual not employed by Borrower or any ERISA Affiliate, and neither Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by Borrower or any ERISA Affiliate.

4.7.6                     Environmental. No Property is or, to Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither Borrower nor any Subsidiary has engaged in such activities. Neither Borrower nor any Subsidiary is in material violation of any Hazardous Materials Laws. There are no claims or actions (“Hazardous Materials Claims”) pending or, to Borrower’s knowledge, threatened, nor have there been any such claims or actions in the past, against Borrower or any Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.8                               Borrower Status.

4.8.1                     Restrictions on Borrower. Except as set forth under Section 4.8.1 of the Disclosure Schedule, none of Borrower or any Subsidiary is a party, nor is bound by, any material contract or agreement or instrument, or subject to any charter or other corporate restriction materially and adversely affecting its financial condition, business or operations or prohibiting it from paying dividends.

4.8.2                     Non-Foreign Status. Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Code and Income Tax Regulations).

4.8.3                     Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.8.4                     No Burdensome Agreements. None of Borrower or any Subsidiary is a party to any agreement, instrument or undertaking or subject to any other restriction which presently has a material adverse effect on the business, operations or financial condition of Borrower and the Subsidiaries taken as a whole.

4.9                               No Misstatement.  No information, exhibit, report, schedule or document furnished by Borrower to Lender in connection with the negotiation or execution of this Agreement or the other Loan Documents contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lender.

4.10                        Representations and Warranties Generally.  The representations and warranties set forth in this Agreement or in any other Loan Document will be true and correct in all material respects on the date of this Agreement and as otherwise provided herein with the same force and effect as if made on each such date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Loans and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loans and continue in full force and effect as long as there remains unperformed any obligations to Lender hereunder or under any of the other Loan Documents.

5.                                      GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.  Borrower hereby further covenants and agrees with Lender as follows:

5.1                               Material Transactions.

5.1.1                     Structural Changes. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, purchase the assets of, merge with or into or consolidate with or into, any other Person without the prior written consent of Lender, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Borrower may permit or allow any Subsidiary to merge with or into or consolidate with or into any other Subsidiary without the prior written consent of Lender and Borrower may consummate the Merger and the Bank Merger in accordance with the terms and conditions set out in the Merger Agreement without the prior written consent of Lender.

5.1.2                     Incurring Debt. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness, other than that represented by this Agreement and the Notes; provided, however, that the foregoing shall not restrict or operate to prevent:

5.1.2.1           the obligations of Borrower owing to Lender and other Indebtedness and obligations of Borrower or any Subsidiary from time to time owing to Lender;

5.1.2.2           Permitted Bank Indebtedness;

5.1.2.3           any Indebtedness of Borrower solely to any Subsidiary, any Indebtedness of any Subsidiary solely to Borrower and any Indebtedness of any Subsidiary solely to another Subsidiary;

5.1.2.4           unsecured subordinated Indebtedness that ranks junior to the Subordinated Debt in all respects, including as may be issued in connection with trust preferred securities caused to be issued by Borrower; and

5.1.2.5           purchase money Indebtedness and capitalized obligations secured by liens permitted hereby.

5.1.3                     Encumbrances. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance, security interest, assignment, lien or charge of any kind or character upon or with respect to any of their real or personal property, including, without limitation, any capital stock owned by Borrower or the Bank whether owned at the date hereof or hereafter acquired, excepting only liens existing on the date hereof as shown on the Borrower Financial Statements; provided, however, that the foregoing shall neither restrict nor operate to prevent:

5.1.3.1           liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

5.1.3.2           mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

5.1.3.3           the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of Borrower and the Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;

5.1.3.4           liens, charges and encumbrances incidental to the conduct of the business of Bank incurred in the ordinary course of business and not in connection with the borrowing of money, and liens securing Permitted Bank Indebtedness in the ordinary course of business;

5.1.3.5           liens on property of Borrower or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 5.1.2.5, representing or incurred to finance, refinance or refund the purchase price of property, provided that no such lien shall extend to or cover other property of Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such lien shall at no time exceed the original purchase price of such property;

5.1.3.6           liens to secure public funds or other pledges of funds required by law to secure deposits;

5.1.3.7           repurchase agreements, reverse repurchase agreements and other similar transactions entered into by Bank in the ordinary course of its banking or trust business; and

5.1.3.8           utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or the Subsidiaries..

5.1.4                     Asset Sales. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired if such property or assets plus all other properties and assets sold, leased, transferred or otherwise disposed of during the 12-month period ending on the date of such sale, lease or other disposition shall have an aggregate value of more than 2% of the consolidated assets of Borrower as reflected in the most recent balance sheet delivered to Lender pursuant to Section 6.1, except in the ordinary course of business.

5.1.5                     Making Loans. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, make any loans or advances, whether secured or unsecured, to any Person, other than (a) loans or advances made by the Bank in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices and (b) any loan made to Borrower by a trust that has been established by Borrower in connection with any trust preferred securities caused to be issued by, or reflected in the consolidated financial statements of, Borrower, so long as the Indebtedness of Borrower evidencing such loan is junior to the Subordinated Debt in all respects.

5.2                               Pledged Shares.

5.2.1                     Encumbrance. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, directly or indirectly, create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on the Bank Shares, except for any security interest granted herewith or previously by Borrower to Lender. Borrower shall not sell, transfer, issue, reissue, exchange or grant any option with respect to the Bank Shares.

5.2.2                     Dilution. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, cause or allow the percentage of Bank Shares owned by Borrower to diminish as a percentage of the outstanding capital stock of the Bank.

5.2.3                     Structural Changes. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, redeem any of the Bank Shares, declare a stock dividend on the Bank Shares or otherwise change the capital structure of the Bank.

5.3                               Business Operations.

5.3.1                     Compliance with Loan Documents. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, breach or fail to perform or observe any of the material terms and conditions of the Notes, the Pledge Agreement or any other Loan Document.

5.3.2                     Banking Practices. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, engage in any unsafe or unsound banking practices as determined by a Governmental Agency.

5.3.3                     Capital Expenditures. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to, make or incur aggregate combined Capital Expenditures during any fiscal year in an amount greater than the total consolidated depreciation of Borrower for the immediately preceding fiscal year (such amount to be derived from the audited financial statements of Borrower delivered in accordance with Section 6.1 hereof).

5.3.4                     Affiliate Transactions. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3.5                     Insurance.  Borrower will maintain, and will cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is usual and customary for owners of similar businesses and properties in the same general area in which Borrower or a Subsidiary operates, including, without limitation, insurance for fire and other risks insured against by extended coverage, public liability insurance, workers’ compensation insurance and such additional bonds and insurance as may reasonably be requested by Lender. All such bonds and policies of insurance shall be in a form, in an amount and with issuers/insurers recognized as adequate by prudent business persons

5.3.6                     Trust Preferred Distributions.  Nothing in this Agreement shall prohibit Borrower from making such payments as may be required pursuant to the existing Junior Subordinated Debenture, or any newly issued trust preferred securities that may be issued by Borrower or any Subsidiary after the date of this Agreement; provided that the Indebtedness issued in connection with such newly issued trust preferred securities is junior to the Subordinated Debt in all respects.

5.4                               Compliance with Laws.

5.4.1                     Generally. Borrower shall comply, and cause each Subsidiary to comply, in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties.

5.4.2                     Regulated Activities. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the Bank Holding Company Act of 1956, as amended, the NBA, the FDI Act and any regulations promulgated thereunder, or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, other than as contemplated by the Merger and the Bank Merger, in each case other than in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices.

5.4.3                     Taxes. Borrower shall timely pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower or any Subsidiary. None of Borrower or any Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of Borrower and such Subsidiary as are deemed adequate by Lender.

5.4.4                     ERISA. As soon as possible, and in any event within ten Business Days, after: (a) Borrower or any ERISA Affiliate knows that with respect to any Employee Benefit Plan, a “prohibited transaction,” a “reportable event,” or any other event or condition which could subject Borrower or any ERISA Affiliate to liability under ERISA or the Code; or (b) the institution of steps by Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by any party to terminate, any Employee Benefit Plan; has or may have occurred, Borrower shall deliver to Lender a certificate of a responsible officer setting forth the details of such matter, the action that Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation. For purposes of this covenant, Borrower shall be deemed to have knowledge of all facts known by the fiduciaries of any plan of Borrower or any ERISA Affiliate.

5.4.5                     Environmental Matters. Borrower shall: (a) comply, and cause each Subsidiary to comply, in all material respects with all Hazardous Materials Laws; (b) promptly advise Lender in writing and in reasonable detail of (i) any Condition or Release required to be reported to any Governmental Agency under any applicable Hazardous Materials Laws, (ii) any and all written communications with respect to Hazardous Materials Claims or any Condition or Release required to be reported to any Governmental Agency, (iii) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Material on, under or about any Property, the existence of which is reasonably likely to give rise to a Hazardous Materials Claim, or (B) any Hazardous Materials Claim that could reasonably be expected to have a material adverse effect on Borrower and the Subsidiaries taken as a whole, (iv) any request for information from any Governmental Agency indicating that such agency has initiated an investigation as to whether Borrower or any Subsidiary may be potentially responsible for a Condition or Release or threatened Condition or Release of Hazardous Materials; (c) at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.4.5; (d) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or about any Property in order to comply in all material respects with all applicable Hazardous Materials Laws.  In the event Borrower or any Subsidiary undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies.  Borrower shall promptly notify Lender of (1) any acquisition of stock, assets, or property by Borrower or any Subsidiary that reasonably could be expected to expose Borrower or any Subsidiary to, or result in, a Hazardous Materials Claim that could have a material adverse effect or that could be expected to have a material adverse effect on any governmental authorization, license, permit or approval then held by Borrower or any Subsidiary, and (2) any proposed action outside the normal course of business to be taken by Borrower or any Subsidiary to commence industrial or other operations that could subject Borrower or any Subsidiary to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

5.4.6                     Corporate Existence.  Subject to Section 5.1.1 hereof, Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Subsidiaries, except where the failure to do so would not have a material adverse effect on the business, operations or financial condition of Borrower and the Subsidiaries taken as a whole.

5.5                               Lender Expenses.  Whether or not any Loan is made, Borrower will (a) pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement including, without limitation, all costs and expenses incurred in connection with the preparation, negotiation and execution of the Loan Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Notes, the Subordinated Debenture or the other Loan Documents, including, without limitation, Lender’s out-of-pocket expenses and the charges and disbursements to counsel retained by Lender (in the case of legal fees, up to a maximum amount of $30,000), and (b) pay and save Lender and all other holders of the Notes and Subordinated Debenture harmless against any and all liability with respect to amounts payable as a result of (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Subordinated Debenture or the other Loan Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Notes, the Subordinated Debenture or the other Loan Documents, (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender. The obligations of Borrower under this Section 5.5 shall survive the repayment in full of the Notes and the Subordinated Debenture. Any of the foregoing amounts incurred by Lender and not paid by Borrower upon demand shall bear interest from the date incurred at the rate of interest in effect or announced by Lender from time to time as its Base Rate plus two percent (2%) per annum and shall be deemed part of Borrower’s Liabilities hereunder.

5.6                               Subordinated Debt.  If the Subordinated Debt ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed by the second sentence of 12 C.F.R. §250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, or if Borrower shall receive a Federal Reserve Notice (as defined in Section 8.6), Borrower shall: (a) as promptly as practicable notify Lender; and (b) as promptly as practicable upon request of Lender execute and deliver all such agreements (including, without limitation, pledge agreements and replacement notes) as Lender may reasonably request in order to restructure the obligations evidenced by the Subordinated Debt as a senior secured obligation of Borrower. Provided no Event of Default or Potential Event of Default shall have occurred, Lender agrees that it shall engage in good faith discussions with Borrower to modify the interest rate applicable to the Subordinated Debt to a rate that is more appropriate for a senior debt facility.

5.7                               Inspection Rights.  Borrower shall permit and cause the Subsidiaries to permit Lender, through Lender’s duly authorized representatives and agents, to inspect any of the properties, corporate books and financial books and records of Borrower and any Subsidiary at such reasonable times and reasonable intervals as Lender may request.

6.                                      REPORTING.  Borrower shall furnish and deliver to lender:

6.1                               Annual.  As soon as available, but in any event not more than 90 days after the close of each fiscal year of Borrower, or within such further time as Lender may permit, consolidated audited financial statements for Borrower and the Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein by Borrower’s Accountant, who shall give their unqualified opinion with respect thereto.

6.2                               Quarterly.  Upon the reasonable request of Lender, (a) the call reports filed by the Bank with state or federal bank regulatory agencies, (b) the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by Borrower with the Securities and Exchange Commission and (c) Forms FRY-9C filed by Borrower with federal bank regulatory agencies.

6.3                               Compliance Certificate.  Borrower shall furnish Lender within 45 days of the close of each calendar quarter a quarterly compliance certificate in the form attached as Exhibit E hereto, which certificate shall state that (a) Borrower is in compliance in all material respects with all covenants contained in this Agreement, (b) that no Event of Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur and (c) all representations and warranties made by Borrower herein continue to be true as of the date of such certificate. Such quarterly compliance certificate shall be signed by the President and Chief Executive Officer or Chief Financial Officer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof.

6.4                               Copies of Other Reports and Correspondence.  To the extent permitted by law, promptly after same are available, copies of each annual report, proxy or financial statement or other report or communication sent by Borrower or any Subsidiary to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower or any Subsidiary may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange, and each call report and Uniform Bank (and Bank Holding Company) Performance Report with respect to Borrower. Promptly after presentation, copies of all written reports presented to the board of directors of Borrower, as Lender may from time to time reasonably request. Promptly upon receipt thereof, one copy of each written audit report submitted to Borrower by Borrower’s Accountant.

6.5                               Proceedings.  As promptly as practicable after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or the Bank, other than ordinary course of business litigation not involving the FRB, the FDIC or the OCC, which, if adversely decided, would not have a material adverse effect on the financial condition or operations of Borrower and the Subsidiaries taken as a whole.

6.6                               Event of Default; Material Adverse Change.  Promptly after the occurrence thereof, notice of any other matter which has resulted in, or could reasonably be expected to result in, an Event of Default or a material adverse change in the financial condition, business or operations of Borrower and the Subsidiaries taken as a whole.

6.7                               Other Information Requested by Lender.  Such other information concerning the business, operations, financial condition and regulatory status of Borrower or any Subsidiary as Lender may from time to time reasonably request, so long as such information is not confidential and related to a customer of Borrower or any Subsidiary.

7.                                      FINANCIAL COVENANTS.

7.1                               Capitalization.  Borrower shall cause the Bank to maintain such capital as may be necessary to cause the Bank to be classified as “well capitalized” and Borrower shall be “adequately capitalized,” each in accordance with the rules and regulations of its respective primary federal regulator, as in effect from time to time and consistent with the financial information and reports contemplated in Section 6 hereof.

7.2                               Regulatory Capital.  Borrower shall cause the Bank to maintain (a) a “leverage ratio” (Tier 1 Capital to Average Total Assets) of at least 5.0%; (b) a “total risk based capital ratio” (the sum of Tier 1 Capital and Tier 2 Capital to Risk-Weighted Assets) of at least 10.0%; and (c) a “Tier 1 Capital ratio” (Tier 1 Capital to Risk-Weighted Assets) of at least 6.0%. The ratios set forth in this Section 7.2 shall be calculated quarterly beginning with the quarter ended March 31, 2008, shall be derived from the applicable quarterly reports filed by Borrower and the Bank with its applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof. For purposes of this Agreement, “Risk-Weighted Assets” and “Average Total Assets” shall have the definitions provided in, and shall be determined in accordance with, the rules and regulations of the primary federal regulator of Borrower and the Bank, as in effect from time to time.

7.3                               Minimum Return on Average Assets.  Borrower shall cause the Bank to maintain, on an annualized basis, an annual return on Average Total Assets of at least 0.60%. The covenant set forth in this Section 7.3 shall be calculated quarterly beginning with the test period ending March 31, 2008.  The calculation shall be made by dividing (a) Bank’s consolidated net income for such test period, as determined from the quarterly Call Report of Bank, by (b) the simple average, computed for the four calendar quarters comprising the test period, of Bank’s Average Total Assets as reported on Bank’s Call Report for each of such calendar quarters.  As used herein, the term “test period” means a period of four consecutive calendar quarters.

7.4                               Nonperforming Loans Ratio; Loan Loss Reserve.  Borrower shall cause the Bank to maintain the ratio of (a) Nonperforming Loans to (b) Primary Capital of not more than 25.0%.  The ratio set forth in this Section 7.4 shall be calculated quarterly beginning with the quarter ended March 31, 2008, shall be derived from the quarterly report filed by the Bank with its primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof. For purposes of this Agreement, “Nonperforming Loans” shall mean, on an aggregate basis for the Bank, the sum of all Other Real Estate Owned and

repossessed assets, non-accrual loans, restructured loans and loans on which any payment is 90 or more days past due but which continue to accrue interest, which shall be derived from the applicable quarterly reports filed by the Bank with its primary federal regulator, which shall be consistent with the financial information and reports contemplated in Section 6 hereof and “Primary Capital” shall mean Borrower’s Tier 1 Capital which shall be derived from the quarterly reports filed by Borrower with its applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof. For purposes of this Agreement, “Other Real Estate Owned” shall mean the aggregate amount set forth as “other real estate owned” in the quarterly reports filed by the Bank with its applicable primary federal regulator, which shall be consistent with the financial information and reports contemplated in Section 6 hereof.

8.                                      BORROWER’S DEFAULT.

8.1                               Borrower’s Defaults and Lender’s Remedies.

8.1.1                     Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

8.1.1.1           Borrower fails to pay, when due, any principal of or installment of interest on any Note, and such failure continues for a period of five Business Days after notice thereof from Lender to Borrower; or

8.1.1.2           Borrower fails to pay, when due, any other amount payable under this Agreement, the Notes (other than principal or interest) or any other Loan Document, and such failure continues for a period of five Business Days after notice thereof from Lender to Borrower; or

8.1.1.3           Borrower fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Agreement not expressly referred to in another clause of this Section 8.1 and such failure continues for a period of 30 days after notice thereof from Lender to Borrower; or

8.1.1.4           Any “Event of Default” or “Default” as defined under, or a default or breach in any respect by Borrower of any representation, warranty, covenant or agreement under, any of the Loan Documents occurs and is not cured within any applicable grace period; or

8.1.1.5           Any representation, warranty or certification made in this Agreement by Borrower or otherwise made in writing in connection with or as contemplated by this Agreement or any of the other Loan Documents by Borrower shall be or become materially incorrect or false, or any representation to Lender by Borrower as to the financial condition or credit standing of Borrower is or proves to be materially false or misleading; or

8.1.1.6           The dissolution of Borrower, or the occurrence of any material management or organizational change in Borrower which Lender determines, in its reasonable discretion, shall have a material adverse effect on any Loan or on the ability of Borrower to perform its respective obligations under the Loan Documents; or

8.1.1.7           The execution by Borrower of any secondary or additional financing agreements or arrangements of any kind whatsoever secured, in whole or in part, by all or any part of or interest in any Collateral; or

8.1.1.8           There occurs a material adverse change in the financial condition of Borrower, which Lender determines, in its reasonable discretion, shall have a material adverse effect on any Loan or on the ability of Borrower to perform its respective obligations under the Loan Documents; or

8.1.1.9           Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the Loan Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

8.1.1.10    The filing of formal charges by any governmental or quasi-governmental entity, including, without limitation, the issuance of an indictment, under a RICO Related Law against Borrower or any Affiliate of Borrower; or

8.1.1.11    Final judgment or judgments for the payment of money is or are outstanding against any Borrower or against any of their property or assets, and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

8.1.1.12    The FRB, the FDIC, the OCC or other Governmental Agency charged with the regulation of bank holding companies or depository institutions: (a) issues to Borrower or the Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or the Bank, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by the Bank or the payments of any debt by Borrower, restrictions that make the payment of the dividends by the Bank or the payment of debt by Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding; or (b) proposes or issues to any executive officer or director of Borrower or the Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties; or

8.1.1.13    The Bank is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831(i) and the regulations promulgated thereunder, or if a conservator or receiver is appointed for the Bank; or

8.1.1.14    Borrower or any Subsidiary becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower or any Subsidiary is applied for or appointed, and if appointed in a proceeding brought against Borrower, Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within 30 days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

8.1.1.15    Any proceedings involving Borrower or any Subsidiary are commenced by or against Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, with respect to Borrower only, if such proceedings are instituted against Borrower, Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within 30 days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

8.1.1.16    Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under the Code Provisions, or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Code Provisions, and is not discharged within 30 days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Code Provisions, and if instituted against Borrower, is consented or acquiesced in by it or remains for 30 days undismissed, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions; or

8.1.1.17    The Bank applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for the Bank and is not discharged within 30 days; or

8.1.1.18    If 15 days after notice thereof, Borrower or any Subsidiary continues to be in default in any payment of principal or interest for any other obligation of more than $100,000 or in the performance of any other term, condition or covenant contained in any material agreement (including, without limitation, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity; or

8.1.1.19    The Pledged Stock (as defined in the Pledge Agreement) is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrance of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

8.1.1.20    Any Subsidiary applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for any Subsidiary;

8.1.1.21    Either of the Junior Subordinated Debentures is no longer (or any other Indebtedness incurred in connection with, or relating to, any trust preferred securities issued by a trust created by Borrower is not) junior and subordinate in all respects to the Loans;

8.1.1.22    Borrower exercises its right to defer payment of interest under either of the Junior Subordinated Debentures pursuant to the Indentures or the Borrower otherwise defers the payment of interest on either of the Junior Subordinated Debentures (or any other Indebtedness incurred in connection with, or relating to, any trust preferred securities issued by a trust created by Borrower) or the payment of distributions on the securities issued by either of the Trusts (or any trust created by Borrower); or

8.1.1.23    Borrower fails to deliver proof satisfactory to Lender that each of the Merger and the Bank Merger has been consummated in accordance with the terms and conditions of the Merger Agreement within ten days of the Closing Date.

8.1.2                     Lender’s Remedies.  Subject to Section 8.6, upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Loan Document, to do any or all of the following, concurrently or successively, without notice to Borrower:

8.1.2.1           Declare the Senior Notes to be, and it shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Term Note or the Revolving Note to the contrary notwithstanding; or

8.1.2.2           Terminate Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Lender to extend credit or to make disbursements hereunder shall terminate; or

8.1.2.3           Exercise all of its rights and remedies at law, in equity and/or pursuant to any or all Collateral Documents, including foreclosing on the Collateral.

Borrower shall pay to Lender, upon demand, all expenses (including, without limitation, attorneys’ fees and expenses) of obtaining such judgment or decree or of otherwise seeking to enforce its rights under this Agreement or any of the other Loan Documents or other related documents; and all such expenses, as determined by Lender in its sole and absolute discretion, shall, until paid, be secured by the Loan Documents and shall bear interest at the Default Rate.  Upon the occurrence of an Event of Default, it is specifically understood and agreed that, notwithstanding the curing of such Event of Default, Borrower shall not be released from any of its covenants hereunder unless and until the Senior Notes are paid in full.

8.2                               Protective Advances.  If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the applicable Note(s) that correspond(s) to the subject Event of Default, and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.

8.3                               Other Remedies.  If any Event of Default shall occur and be continuing, Lender may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Loan Documents and other related documents.

8.4                               No Lender Liability.  To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

8.5                               Lender’s Fees and Expenses.  In case of any Event of Default hereunder, Borrower shall pay Lender’s reasonable fees and expenses including, without limitation, attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Loan Documents or other related documents.

8.6                               Limitation on Remedies with Respect to Subordinated Debt.  If an Event of Default under Sections 8.1.1.16 or 8.1.1.17 shall occur, Lender may declare the Subordinated Debenture and any other amounts due Lender hereunder immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. If Borrower receives a written notification from the FRB that the Subordinated Debenture no longer constitutes Tier 2 Capital of Borrower (the “Federal Reserve Notice”), other than due to the limitation imposed by the second sentence of 12 C.F.R. §250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, and if thereafter any Event of Default shall occur under Section 8.1, Lender may declare the Subordinated Debenture and any other amounts due Lender hereunder immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. Upon the occurrence of an Event of Default, it is specifically understood and agreed that, notwithstanding the curing of such Event of Default, Borrower shall not be released from any of its covenants hereunder unless and until the Subordinated Debenture is paid in full. Upon the occurrence of an Event of Default without notice by Lender to or demand by Lender of Borrower, Lender shall have no further obligation to and may then forthwith cease advancing monies or extending credit to or for the benefit of Borrower under this Agreement and the other Loan Documents. The parties agree that until the earlier of the Subordinated Debt Maturity Date or the delivery of a Federal Reserve Notice, Lender may only enforce Borrower’s obligations under the Subordinated Debt if (a) Borrower fails to pay interest when due on the Subordinated Debenture, in which case Lender may pursue Borrower for such interest, (b) Borrower fails to comply with any of the covenants set forth in Section 5 in which case Lender may pursue Borrower to ensure that Borrower complies with such covenants, or (c) an Event of Default occurs under Sections 8.1.1.16 or 8.1.1.17, in which case the first sentence of this Section 8.6 shall govern.

9.                                      MISCELLANEOUS.

9.1                               Release; Indemnification.  Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for willful misconduct and gross negligence. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of any Note, other than any loss, liability, damage, suit, claim, expense, fees or costs arising solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

9.2                               Assignment and Participation.  Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder, including, without limitation, the Notes. Lender may also assign all or any part of any Loan and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee Lender”). Lender shall notify Borrower in advance of the identity of any proposed Assignee Lender. Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Loan Documents and other related documents and (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents (including, without limitation, the obligation to fund the Assignee Lender’s share of the Loans) and other related documents. Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new Note or Notes, as applicable (for delivery to the relevant Assignee Lender), evidencing such Assignee Lender’s assigned portion of the Loans and a replacement Note or Notes, as applicable, in the principal amount of the Loans retained by Lender (such Note to be in exchange for, but not in payment of, the Note then held by Lender). Such Note shall be dated the date of the predecessor Note. Lender shall mark the predecessor Note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to Lender. Accrued interest and accrued fees shall be so apportioned between the Note and paid at the same time or times provided in the predecessor Note and in this Agreement. Borrower authorizes Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to Borrower or the Loans. In addition, Borrower agrees that, if so requested by Lender, Borrower will cause all insurance policies, binders and commitments (including, without limitation, casualty insurance and title insurance) required by the Loan Documents or other related documents to be delivered to Lender to name the Assignee Lender as an additional insured or obligee, as Lender may request. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.

9.3                               Prohibition on Assignment.  Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or by operation of law.

9.4                               Time of the Essence.  Time is of the essence of this Agreement.

9.5                               No Waiver.  No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of any Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

9.6                               Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

9.7                               Usury; Revival of Liabilities.  All agreements between Borrower and Lender (including, without limitation, this Agreement and any other Loan Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of Illinois. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Illinois, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness secured by the Collateral (whether or not then due and payable) and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

9.8                               Notices.  Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:                 Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60506
Attn:  Mr. William B. Skoglund
Telephone No.:  (630) 892-0202
Fax No.:  (630) 892-2412
E-Mail Address: wskoglund@oldsecond.com

with a copy to:                                                         Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL  60606
Attn:  Mr. Robert M. Fleetwood
Telephone No.: (312) 629-7329
Fax No.:  (312) 984-3150
E-Mail Address: robert.fleetwood@bfkn.com

if to Lender:                                                                        LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois  60603
Attn: Mr. Jeffery J. Bowden
Telephone No.: (312) 904-2754

                                                                                                                                         Fax No.: (312) 904-9450
                                                                                                                                         E-Mail Address: jeff.bowden@bankofamerica.com

with a copy to:                                                          Hinshaw & Culbertson LLP
                                                                                                                                         222 North LaSalle Street, Suite 300
                                                                                                                                         Chicago, Illinois 60601
                                                                                                                                         Attn: Mr. Timothy M. Sullivan
                                                                                                                                         Telephone No.: (312) 704-3852
                                                                                                                                         Fax No.: (312) 704-3001
                                                                                                                                         E-Mail Address: tsullivan@hinshawlaw.com

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.  Any notice which either party hereto may be required or may desire to give hereunder shall not be deemed to have been given if mailed by electronic mail.

9.9                               Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

9.10                        No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

9.11                        Brokerage Commissions.  Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, lost profits, demands, litigation, defenses, costs, judgments, suits, proceedings, damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses), consequential or otherwise, which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of its Affiliates in connection with, arising out of or relating to any claim of a broker’s or finder’s fee against Lender or any person or entity in connection with the transaction herein contemplated arising out of or relating to Borrower’s or Lender’s action or inaction.

9.12                        Publicity.  Borrower shall not publicize any Loan without the prior written consent of Lender, except as may be required by law.

9.13                        Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

9.14                        Additional Assurances.  Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.

9.15                        Entire Agreement.  This Agreement and the Disclosure Schedule and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.

9.16                        Choice of Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to conflicts of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

9.17                        Forum; Venue.  To induce Lender to accept this Agreement and the other Loan Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Loan Documents shall be litigated only in courts located in Chicago, Illinois. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

9.18                        No Third Party Beneficiary.  This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

9.19                        Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

9.20                        Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.21                        Knowledge; Discretion.  All references herein to a party’s knowledge shall be deemed to mean the best knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of Borrower and each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by

Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.

9.22                        Customer Identification - USA Patriot Act Notice.  Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (A) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (B) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S LEGAL COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS AND (C) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
	Name:	William B. Skoglund
	Title:	President, Chief Executive Officer and
Chairman

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey J. Bowden
	Name:	Jeffery J. Bowden
	Title:	Senior Vice President

S-1

EXHIBIT A

FORM OF TERM NOTE

$500,000.00	Chicago, Illinois
January 31, 2008

FOR VALUE RECEIVED, the undersigned, OLD SECOND BANCORP, INC., a Delaware corporation (“Borrower”), promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association, or the holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($500,000.00), with interest thereon as hereinafter provided. This note (this “Note”) is issued pursuant to the terms of a Loan and Subordinated Debenture Purchase Agreement of even date herewith by and between Borrower and Lender (said Loan and Subordinated Debenture Purchase Agreement together with the Agreed Upon Terms and Procedures of even date herewith, as each may be amended, restated, supplemented or modified from time to time, is referred to hereinafter as the “Loan Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Interest shall accrue on all sums as advanced and outstanding from time to time under this Note and the Loan Agreement as set forth in the Loan Agreement, and such interest shall be due and payable on the 30th day of each March, June, September and December as set forth in the Loan Agreement, commencing March 30, 2008.  All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Term Loan Maturity Date. Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.

This Note is issued pursuant to the terms of the Loan Agreement and is secured by and entitled to the benefits of, among other things, the Collateral Documents. In case an Event of Default shall occur and be continuing, the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.

Provided that no Event of Default then exists, this Note may be prepaid only upon those terms and conditions set forth in the Loan Agreement.

If any interest payment required hereunder is not received by Lender on or before the tenth day following the date it becomes due, Borrower shall pay, at Lender’s option, a late or collection charge equal to 4% of the amount of such unpaid interest payment.

From and after the Term Loan Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of an Event of Default, interest shall be computed on all amounts then due and payable under this Note at the Default Rate (based upon a 360-day year and charged on the basis of actual days elapsed).

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Loan Documents, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or any of the other Loan Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Loan Documents or the obligations secured thereby. A waiver of any term of this Note or any of the other Loan Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of this Note shall prevail.

Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note. In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.

Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to conflicts of laws, except to the extent that federal laws preempt the laws of the State of Illinois, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court located in Chicago, Illinois having proper venue and also consent to service of process by any means authorized by Illinois or Federal law. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of in-house or staff attorneys and the reasonable fees and expenses of any other experts or consultants.

All agreements between Borrower and Lender (including, without limitation, this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable

2

hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

3

WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (A) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (B) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S LEGAL COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS NOTE AND THE OTHER LOAN DOCUMENTS, AND (C) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative as of the date first above written.

OLD SECOND BANCORP, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF REVOLVING NOTE

$30,000,000.00	Chicago, Illinois
January 31, 2008

FOR VALUE RECEIVED, the undersigned, OLD SECOND BANCORP, INC., a Delaware corporation (“Borrower”), promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association, or the holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of THIRTY MILLION AND NO/100THS DOLLARS ($30,000,000.00) (or so much thereof that has been advanced and remains outstanding), with interest thereon as hereinafter provided. It is contemplated that there will be advances and payments under this note (this “Note”) from time to time, but no advances or payments under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder. This Note is issued pursuant to the terms of a Loan and Subordinated Debenture Purchase Agreement of even date herewith by and between Borrower and Lender (said Loan and Subordinated Debenture Purchase Agreement together with the Agreed Upon Terms and Procedures of even date herewith, as each may be amended, restated, supplemented or modified from time to time, is referred to hereinafter as the “Loan Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Interest shall accrue on all sums as advanced and outstanding from time to time under this Note and the Loan Agreement as set forth in the Loan Agreement, and such interest shall be due and payable on the 30th day of each March, June, September and December as set forth in the Loan Agreement, commencing March 30, 2008. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Revolving Loan Maturity Date. Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.

This Note is issued pursuant to the terms of the Loan Agreement and is secured by and entitled to the benefits of, among other things, the Collateral Documents. In case an Event of Default shall occur and be continuing, the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.

Provided that no Event of Default then exists, this Note may be prepaid only upon those terms and conditions set forth in the Loan Agreement.

If any interest payment required hereunder is not received by Lender on or before the tenth day following the date it becomes due, Borrower shall pay, at Lender’s option, a late or collection charge equal to 4% of the amount of such unpaid interest payment.

From and after the Revolving Loan Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of an Event of Default, interest shall be computed on all amounts then due and payable under this Note at the Default Rate (based upon a 360-day year and charged on the basis of actual days elapsed)

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Loan Documents, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or any of the other Loan Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Loan Documents or the obligations secured thereby. A waiver of any term of this Note or any of the other Loan Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of this Note shall prevail.

Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note. In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.

Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to conflicts of laws, except to the extent that federal laws preempt the laws of the State of Illinois, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court located in Chicago, Illinois having proper venue and also consent to service of process by any means authorized by Illinois or Federal law. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of in-house or staff attorneys and the reasonable fees and expenses of any other experts or consultants.

All agreements between Borrower and Lender (including, without limitation, this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under

2

applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

3

WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (A) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (B) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S LEGAL COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS NOTE AND THE OTHER LOAN DOCUMENTS, AND (C) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative as of the date first above written.

OLD SECOND BANCORP, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF SUBORDINATED DEBENTURE

THIS SUBORDINATED DEBENTURE IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY FEDERAL AGENCY.

$45,000,000.00	Chicago, Illinois
January 31, 2008

FOR VALUE RECEIVED, the undersigned, OLD SECOND BANCORP, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association, or any holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of FORTY-FIVE MILLION AND NO/100 DOLLARS ($45,000,000.00) (or so much thereof that has been advanced and remains outstanding), with interest thereon as hereinafter provided. This Subordinated Debenture (this “Subordinated Debenture”) is issued pursuant to the terms of a Loan and Subordinated Debenture Purchase Agreement of even date herewith by and between Borrower and Lender (said Loan and Subordinated Debenture Purchase Agreement together with the Agreed Upon Terms and Procedures of even date herewith, as each may be amended, restated, supplemented or modified from time to time, is referred to hereinafter as the “Loan Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

All accrued interest and unpaid principal due and payable under this Subordinated Debenture shall be paid in full on or before the Subordinated Debenture Maturity Date.

The unpaid principal amount outstanding under this Subordinated Debenture from time to time shall bear interest before maturity in accordance with the Loan Agreement, computed on the basis of a 360-day year and charged for actual days elapsed. Under certain circumstances as provided in the Loan Agreement, overdue interest payments under this Subordinated Debenture shall bear interest from the due date thereof until paid at a daily rate equal to the Default Rate of interest, computed on the basis of a 360-day year and charged for actual days elapsed, except as otherwise provided in the Loan Agreement.

All accrued interest shall be payable at Lender’s principal place of business on a quarterly basis in arrears on the 30th day of each March, June, September and December as set forth in the Loan Agreement, commencing March 30, 2008.  All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.  The outstanding unpaid principal balance of this Subordinated Debenture shall be payable in one installment on the Subordinated Debenture Maturity Date. Whenever any payment to be made under this Subordinated Debenture shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest due upon this Subordinated Debenture. There shall be no penalties or other charges payable by Borrower to Lender hereunder other than those payments described in this Subordinated Debenture or in the Loan Agreement. Borrower may prepay all or, from time to time, part of the outstanding unpaid principal balance under this Subordinated Debenture at any time without penalty.

This Subordinated Debenture is not secured by any assets of Borrower.

So long as any portion of the unpaid principal of this Subordinated Debenture is deemed to be Tier 2 Capital of Borrower in accordance with the rules and regulations of the FRB applicable to the capital status of the subordinated debt of bank holding companies, the rights of Lender to the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate (in accordance with SR 92-37 issued by the FRB on October 15, 1992) to the claims of creditors of Borrower with respect to the following (“Senior Claims”): (a) borrowed and purchased money; (b) similar obligations arising from off-balance-sheet guaranties and direct-credit substitutes; and (c) obligations associated with derivative products such as interest-rate and foreign exchange-rate contracts, commodity contracts, and similar arrangements (clauses (a), (b) and (c) expressly exclude Trust Preferred Indebtedness, as defined below, with respect to which the rights of Lender are not subordinate). Upon dissolution or liquidation of Borrower, no payment of principal, interest or premium (including post-default interest) shall be due and payable under the terms of this Subordinated Debenture until all Senior Claims (which expressly exclude Trust Preferred Indebtedness) shall have been paid in full. If this Subordinated Debenture ceases to be deemed to be Tier 2 Capital of Borrower in accordance with the rules and regulations of the FRB applicable to the capital status of the subordinated debt of bank holding companies, other than due to the limitations imposed by the second sentence of 12 C.F.R §250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, Borrower shall: (i) immediately notify Lender; and (ii) immediately upon request of Lender execute and deliver all such agreements (including without limitation pledge agreements and replacement notes) as Lender may request in order to restructure the obligation evidenced hereby as a senior secured obligation of Borrower.  In addition, the parties shall enter into the discussions contemplated in Section 5.7 of the Loan Agreement.  If Borrower fails to execute such agreements as required by Lender within thirty days of Lender’s request, such failure shall be deemed to be an Event of Default as provided in Section 8.1.1 of the Loan Agreement.

As used herein, “Trust Preferred Indebtedness” means Indebtedness incurred in connection with, or relating to, any trust preferred securities caused to be issued by, or reflected in the consolidated financial statements of Borrower, including the subordinated Indebtedness evidenced by the Junior Subordinated Debentures.

It is the intent of Borrower and Lender that this Subordinated Debenture be treated as Tier 2 Capital of Borrower in accordance with the rules and regulations of the FRB in effect on the date hereof.  In the event the FRB notifies Borrower that this Subordinated Debenture does not constitute Tier 2 Capital of Borrower due to a defect in the terms of this Subordinated Debenture, the parties shall negotiate in good faith to cure such defect by amending this Subordinated Debenture.

2

If an Event of Default shall occur, Lender shall have the rights set forth in Section 8.6 of the Loan Agreement.

If any attorney is engaged by Lender to enforce or defend any provision of this Subordinated Debenture or any of the other Loan Documents, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Subordinated Debenture or any of the other Loan Documents shall constitute a waiver of any breach, default or failure of condition under this Subordinated Debenture, the Loan Agreement or any of the other Loan Documents or the obligations secured thereby. A waiver of any term of this Subordinated Debenture or any of the other Loan Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Subordinated Debenture and the terms of any other document related to the Loan evidenced by this Subordinated Debenture, the terms of this Subordinated Debenture shall prevail.

Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Subordinated Debenture. In addition, Borrower expressly agrees that this Subordinated Debenture and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.

Time is of the essence with respect to every provision hereof. This Subordinated Debenture shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to conflicts of laws, except to the extent that federal laws preempt the laws of the State of Illinois, and all persons and entities in any manner obligated under this Subordinated Debenture consent to the jurisdiction of any Federal or State court located in Chicago, Illinois having proper venue and also consent to service of process by any means authorized by Illinois or Federal law.  Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of in-house or staff attorneys and the reasonable fees and expenses of any other experts or consultants.

All agreements between Borrower and Lender (including, without limitation, this Subordinated Debenture and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction

3

may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Subordinated Debenture (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

Lender may sell, assign, pledge or otherwise transfer or encumber any or all of its interest under this Subordinated Debenture at any time and from time to time. In the event of a transfer, all terms and conditions of this Subordinated Debenture shall be binding upon and inure to the benefit of the transferee after such transfer.

Upon receipt of notice from Lender advising Borrower of the loss, theft, destruction or mutilation of this Subordinated Debenture, Borrower shall, execute and deliver in lieu thereof a new debenture in principal amount equal to the unpaid principal amount of such lost, stolen, destroyed or mutilated debenture, dated the date to which interest has been paid on such lost, stolen, destroyed or mutilated Subordinated Debenture.

Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Subordinated Debenture shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.

Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

4

WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS SUBORDINATED DEBENTURE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS SUBORDINATED DEBENTURE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (A) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (B) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S LEGAL COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS SUBORDINATED DEBENTURE AND THE OTHER LOAN DOCUMENTS, AND (C) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Debenture to be executed by its duly authorized representative as of the date first above written.

OLD SECOND BANCORP, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Pledge Agreement”) is dated as of January 31, 2008 and is made by and between OLD SECOND BANCORP, INC., a Delaware corporation (“Pledgor”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S :

A.                                   Pledgor is a bank holding company that owns 100% of the issued and outstanding capital stock of Old Second National Bank, a national banking association (the “Bank”), and is acquiring HeritageBanc, Inc. (“Heritage”), by causing Old Second Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Pledgor (“Merger Corp”), to merge with and into Heritage (the “Merger”) pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of November 5, 2007, among Pledgor and Merger Corp and Heritage Bank (the “Merger Agreement”), and immediately thereafter causing Heritage Bank, a wholly owned subsidiary of Heritage (“Heritage Bank”), to merge with and into Old Second National Bank (the “Bank Merger”) pursuant to the terms and conditions of a Merger Agreement, dated as of November 20, 2007, between the Bank and Heritage Bank.

C.                                     Pledgor has requested that Lender provide it with three credit facilities in the aggregate principal amount of $75,500,000 consisting of (a) a term loan in the principal amount of $500,000, (b) a revolving loan in the principal amount of up to $30,000,000 and (c) subordinated debt in the principal amount of up to $45,000,000, to be used to finance the acquisition of Heritage Bank, to increase the capital of the Bank and for general corporate purposes.

D.                                    This Pledge Agreement has been executed and delivered by Pledgor to Lender pursuant to Section 3.2.2 of the Loan Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements and to induce Lender to enter into the Loan Agreement and to make Loans and other financial accommodations to Pledgor, the parties hereby agree as follows:

A G R E E M E N T :

1.                                      DEFINITIONS

1.1.                            Defined Terms.  The following capitalized terms generally used in this Pledge Agreement shall have the meanings defined or referenced below (such meanings to be equally applicable to both the singular and the plural forms of the term defined). Certain other capitalized terms used in specific sections of this Pledge Agreement may be defined in such sections.  Terms not otherwise defined herein shall have the meaning assigned to them in the Loan Agreement.

“Best Efforts” means commercially reasonable, good faith efforts.

“Certificates” means any and all notes, warrants, options, stock certificates or other documents or instruments now or hereafter received or receivable by Pledgor and representing Pledgor’s interest in the Pledged Stock.

“Loan Agreement” means the Loan and Subordinated Debenture Purchase Agreement of even date herewith between Lender and Pledgor together with the Agreed Upon Terms and Procedures of even date herewith, as each may be amended, restated, supplemented or modified from time to time, both of which are hereby incorporated by reference in this Pledge Agreement.

“Pledged Stock” means: (i) the shares of capital stock of the Bank as described on the attached Schedule A hereto and any and all other shares of capital stock issued by the Bank previously or hereafter acquired by Pledgor, whether directly from the Bank or otherwise and whether such other shares are now or hereafter in the possession of Pledgor, Lender or other holder; (ii) all stock and other securities or property which are issued pursuant to conversion, redemption, exercise of rights, stock split, recapitalization, reorganization, stock dividends or other corporate act which are referable to the shares referenced in clause (i) or this clause (ii) (collectively, the “Additional Pledged Securities”); (iii) all distributions, whether cash or otherwise, in the nature of a partial or complete liquidation, dissolution or winding up which are referable to the shares referenced in clause (i) or clause (ii) (such distributions are hereinafter referred to as “Liquidating Distributions”); and (iv) all substitutions for any of the foregoing, proceeds of and from any of the foregoing and all interest, cash dividends or other payments in respect of any of the foregoing.

1.2.                            Other Defined Terms.  All other capitalized terms used herein have the meanings assigned to them in the Loan Agreement.

1.3.                            Exhibits and Schedules Incorporated. All exhibits and schedules attached hereto or referenced herein are hereby incorporated into this Pledge Agreement.

2.                                      PLEDGE AND GRANT OF SECURITY INTERESTS.  Pledgor hereby pledges, collaterally assigns, hypothecates and transfers to Lender all of the Pledged Stock, together with appropriate undated assignments separate from the Certificates duly executed in blank, and hereby grants to and creates in favor of Lender liens and security interests in the Pledged Stock as collateral security for: (a) the due and punctual payment when due (whether at maturity, by acceleration or otherwise) in full of all amounts due under the Senior Notes (as the same may be amended, restated, supplemented, modified, extended or replaced from time to time) in the aggregate face amount as of the date hereof of THIRTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($30,500,000) executed and delivered by Pledgor to Lender pursuant to the Loan Agreement; (b) the due and punctual performance and observance by Pledgor of all other Pledgor’s Liabilities; (c) the due and punctual performance and observance by Pledgor of all of its agreements, obligations, liabilities and duties under this Pledge Agreement, the Loan Agreement and the other Loan Documents; (d) all amounts due to Lender under the Senior Notes, including any and all modifications, extensions, renewals or refinancings thereof and including, without limitation, all principal, interest and other amounts due under the Senior Notes; (e) all sums advanced by, or on behalf of, Lender in connection with, or relating to, the Loan Agreement, the Senior Notes or the Pledged Stock including, without limitation, any and all sums advanced to preserve the Pledged Stock, or to perfect Lender’s security interest in the

2

Pledged Stock; (f) in the event of any proceeding to enforce the satisfaction of the obligations, or any of them, or to preserve and protect their rights under the Loan Agreement, the Senior Notes, this Pledge Agreement or any other agreement, document or instrument relating to the transactions contemplated in the Loan Agreement, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Pledged Stock, or of any exercise by Lender of its rights, together with reasonable attorneys’ fees, expenses and court costs; (g) any indebtedness, obligation or liability of Pledgor to Lender, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, however created or arising and however evidenced; (h) any indebtedness, obligation or liability of Pledgor under or in connection with any Interest Rate Protection Agreement; and (i) all costs incurred by Lender to obtain, perfect, preserve and enforce the liens and security interests granted by this Pledge Agreement, the Loan Agreement and the other Loan Documents, to collect the Obligations Secured Hereby (as hereinafter defined) and to maintain and preserve the Pledged Stock, with such costs including, without limitation, expenditures made by Lender for attorneys’ fees and other legal expenses and expenses of collection, possession and sale of the Pledged Stock, together with interest on all such costs at the Default Rate (the foregoing subsections (a) through (i) are collectively referred to herein as the “Obligations Secured Hereby”). Notwithstanding anything above in this Section 2 to the contrary, the Pledged Stock shall not be collateral security for amounts outstanding under the Subordinated Debenture that are deemed to be Tier 2 Capital of Pledgor in accordance with the rules and regulations of the FRB applicable to the capital status of the subordinated debt of bank holding companies, without giving effect to the limitation imposed by the second sentence of 12 C.F.R. §250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt.

3.                                      DELIVERY OF PLEDGED STOCK.  On the date hereof, Pledgor shall place the Pledged Stock representing 100% of the issued and outstanding capital stock of the Bank in pledge by delivering the Certificates to and depositing them with Lender or its agent appointed in writing by Lender. Pledgor shall also deliver to Lender or its agent concurrently therewith undated assignments separate from the Certificates duly executed in blank and all other applicable and appropriate documents and assignments in form suitable to enable Lender to effect the transfer of all or any portion of the Pledged Stock to the extent hereinafter provided.

4.                                      ADDITIONAL COLLATERAL

4.1                               Delivery of Additional Pledged Securities.  If Pledgor shall hereafter become entitled to receive or shall receive any interest, cash dividends, cash proceeds, any Additional Pledged Securities, any Liquidating Distributions, or any other cash or non-cash payments on account of the Pledged Stock, Pledgor agrees to accept the same as Lender’s agent and to hold the same in trust on behalf of and for the benefit of Lender and agrees to promptly deliver the same or any Certificates therefor forthwith to Lender or its agent in the exact form received, with the endorsement of Pledgor, when necessary, or appropriate undated assignments separate from the Certificates duly executed in blank, to be held by Lender or its agent subject to the terms hereof.

4.2          Proceeds; Dividends and Voting.  Notwithstanding anything contained in this Pledge Agreement to the contrary, Pledgor shall be entitled to receive for its own account or

3

shall receive for its own account such interest and cash dividends paid on account of the Pledged Stock, and to exercise voting rights with respect to the Pledged Stock, so long as there has not occurred any Event of Default under the Loan Agreement or this Pledge Agreement (an Event of Default under this Pledge Agreement being defined in Section 7.1 hereof).

5.                                      REPRESENTATIONS AND WARRANTIES OF PLEDGOR. To induce Lender to enter into this Pledge Agreement and the Loan Agreement, Pledgor makes the following representations and warranties to Lender:

5.1                               Pledgor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Illinois.  The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

5.2                               The execution and delivery of this Pledge Agreement and the performance by Pledgor of its obligations hereunder are within Pledgor’s corporate powers and have been duly authorized by all necessary corporate action.

5.3                               Pledgor beneficially owns and of record all of the issued and outstanding shares of capital stock of the Bank and has good and marketable title to the Pledged Stock.

5.4                               Following the Closing Date, Pledgor will hold all of the issued and outstanding capital stock of the Bank free and clear of all liens, charges, encumbrances, security interests, options, voting trusts and restrictions of every kind and nature whatsoever except only the liens and security interests created by this Pledge Agreement or otherwise in favor of Lender.

5.5                               Each security which is a part of the Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable.

5.6                               This Pledge Agreement has been duly executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor enforceable against it in accordance with its terms.

5.7                               No consent or approval of any governmental body, regulatory authority or securities exchange or other Person or entity is required to be obtained by Pledgor in connection with the execution, delivery and performance of this Pledge Agreement other than those that have been obtained already.

5.8                               The execution, delivery and performance of this Pledge Agreement will not violate any provision of any applicable law or regulation or of any writ or decree of any court or governmental instrumentality or of any indenture, contract, agreement or other undertaking to which Pledgor is a party or which purports to be binding upon Pledgor or upon any of its assets and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of Pledgor except as contemplated by this Pledge Agreement or otherwise in favor of Lender.

4

5.9                               The pledge, collateral assignment and delivery of the Pledged Stock pursuant to this Pledge Agreement creates a valid first lien and first and senior security interest in the Pledged Stock, which lien and security interest are perfected.

6.                                      PLEDGOR’S COVENANTS.

6.1                               Pledgor covenants and agrees that it will defend Lender’s lien and security interest in and to the Pledged Stock against the claims and demands of all persons whomsoever.

6.2                               Pledgor covenants and agrees that without the prior written consent of Lender, it will not sell, convey or otherwise dispose of any of the Pledged Stock, or create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance or restriction with respect to any of the Pledged Stock, or any interest therein, or any proceeds thereof, except for the liens and security interests created by this Pledge Agreement.

6.3                               Pledgor covenants and agrees that it will not consent to the issuance of: (i) any additional shares of capital stock of the Pledged Stock unless such shares are pledged and the Certificates therefor delivered to Lender, simultaneously with the issuance thereof, together with appropriate undated assignments separate from the Certificates duly executed in blank; and (ii) any options by the issuer of the Pledged Stock obligating such issuer to issue additional shares of capital stock of any class of such issuer.

6.4                               At any time from time to time, upon the written request of Lender, and at the sole expense of Pledgor, Pledgor covenants and agrees that it will promptly and duly execute and deliver such further instruments and documents and take such further actions as Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Pledged Stock shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Lender, duly endorsed in a manner satisfactory to Lender, to be held as Pledged Stock pursuant to this Pledge Agreement.

6.5                               Pledgor covenants and agrees to pay, and to hold Lender harmless from any and all liabilities with respect to or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Stock or in connection with any of the transactions contemplated by this Pledge Agreement.

5

7.                                      RIGHTS AND REMEDIES UPON DEFAULT.

7.1          If any Event of Default under the Loan Agreement or a default or breach in any respect by Pledgor of any representation, warranty, covenant or agreement of Pledgor under this Pledge Agreement (after the expiration of any applicable cure period or grace period hereunder or thereunder, which breach shall be deemed an Event of Default under the Loan Agreement and an Event of Default hereunder) shall occur, Lender may do any one or more of the following: (a) declare the Obligations Secured Hereby to be forthwith due and payable, whereupon such Obligations Secured Hereby shall become immediately due and payable without presentment, demand, protest or other notice of any kind; and/or (b) proceed to protect and enforce its rights under this Pledge Agreement, the Notes, the Loan Agreement, or any of the other Loan Documents through other appropriate proceedings, and Lender shall have, without limitation, all of the rights and remedies provided by applicable law, including, without limitation, the rights and remedies of a secured party under the Illinois Uniform Commercial Code (the “UCC”) and, in addition thereto, Lender shall be entitled, at Lender’s option, to exercise all voting and corporate rights with respect to the Pledged Stock as it may determine, without liability therefor, but Lender shall not have any duty to exercise any voting and corporate rights in respect of the Pledged Stock and shall not be responsible or liable to Pledgor or any other person for any failure to do so or delay in so doing.

7.2                               Without limiting the generality of the foregoing, if any Event of Default hereunder or under the Loan Agreement shall occur, Lender shall have the right to sell the Pledged Stock, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange for cash, upon credit or for future delivery, and at such price or prices as Lender may deem best, and Lender may be the purchaser of any or all of the Pledged Stock so sold and thereafter Lender or any other purchaser shall hold the same free from any right or claim of whatsoever kind. Lender is authorized, at any such sale, if it deems it advisable so to do, to restrict the number of prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or resale of the Pledged Stock and may otherwise require that such sale be conducted subject to restrictions as to such other matters as Lender may deem necessary in order that such sale may be effected in such manner as to comply with all applicable state and federal securities laws. Upon any such sale, Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Stock so sold.

7.3                               Each purchaser at any such sale shall hold the property sold, absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor, who hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted. Lender shall give Pledgor not less than ten days’ written notice of its intention to make any such public or private sale or at any broker’s board or on any securities exchange (with such notice to state the time and place of such sale), and Pledgor agrees that such notice shall be deemed reasonable.

7.4                               Any such public sale shall be held at such time or times within the ordinary business hours and at such place or places as Lender may fix in the notice of such sale. At any sale, the Pledged Stock may be sold in one lot as an entirety or in parts, as Lender may determine. Lender shall not be obligated to make any sale pursuant to any such notice.  Lender

6

may, without notice or publication, adjourn any sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Pledged Stock on credit or for future delivery, the Pledged Stock so sold may be retained by Lender until the selling price is paid by the purchaser thereof, but Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Stock so sold and, in case of any such failure, such Pledged Stock may again be sold upon like notice.

7.5                               Lender, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose this Pledge Agreement and sell the Pledged Stock, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

7.6                               On any sale of the Pledged Stock, Lender is hereby authorized to comply with any limitation or restriction in connection with such sale that it may be advised by counsel is necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any third party or any governmental regulatory authority or officer or court, including, without limitation, all limitations and restrictions imposed by federal and state banking laws and regulations. Compliance with the foregoing sentence shall result in such sale or disposition being considered or deemed to have been made in a commercially reasonable manner.

7.7                               In furtherance of the exercise by Lender of the rights and remedies granted to it hereunder, Pledgor agrees that, upon request of Lender and at the expense of Pledgor, it will use its Best Efforts to obtain all third party and governmental approvals necessary for or incidental to the exercise of remedies by Lender with respect to the Pledged Stock or any part thereof, including, without limitation, approvals from the FRB, the FDIC and the OCC.

8.                                      REGISTRATION RIGHTS; PRIVATE SALES.

8.1                               If Lender shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7 hereof, and if in the opinion of Lender it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), Pledgor will cause the issuer of the Pledged Stock to (a) execute and deliver, and cause to be done all such other acts, as may be, in the opinion of Lender, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (b) use its Best Efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one (1) year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (c) make all amendments thereto and/or to the related prospectus which, in the opinion of Lender, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Pledgor agrees to cause such issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which Lender shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

7

8.2                               Pledgor hereby acknowledges that, notwithstanding that a higher price might be obtained for the Pledged Stock at a public sale than at a private sale or sales, the making of a public sale of the Pledged Stock may be subject to registration requirements and other legal restrictions compliance with which could require such actions on the part of Pledgor, could entail such expenses and could subject Lender and any underwriter through whom the Pledged Stock may be sold and any controlling Person of any thereof to such liabilities as would make the making of a public sale of the Pledged Stock impractical. Accordingly, Pledgor hereby agrees that private sales made by Lender in accordance with the provisions of Section 7 hereof may be at prices and on other terms less favorable to the seller than if the Pledged Stock were sold at public sale, that Lender shall not have any obligation to take any steps in order to permit the Pledged Stock to be sold at a public sale complying with the requirements of federal and state securities and similar laws, and that such sale shall not be deemed to be made in a commercially unreasonable manner solely because of its nature as a private sale.

8.3                               Pledgor further agrees to use its Best Efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or any portion of the Pledged Stock pursuant to Section 7 and this Section 8 valid and binding and in compliance with any and all other applicable requirements of law. Pledgor further agrees that a breach of any of the covenants contained in Section 7 and this Section 8 will cause irreparable injury to Lender, that Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in Section 7 and this Section 8 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses to the granting of equitable relief (such as, without limitation, any defense that Lender has an adequate remedy at law or that Lender will not be irreparably injured) in any action for specific performance of such covenants.

9.                                      LIMITATION ON DUTIES REGARDING PLEDGED STOCK.  Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Stock in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Lender deals with similar securities and property for its own account. Neither Lender nor any of its directors, officers, employees or agents shall be liable for any good faith failure to demand, collect or realize upon any of the Pledged Stock or for any delay in doing so or shall be under any obligation to see or otherwise dispose of any Pledged Stock or for any good faith delay in doing so or shall be under any obligation to see or otherwise dispose of any Pledged Stock upon the request of Pledgor or otherwise.

10.                               POWERS COUPLED WITH AN INTEREST.  All authorizations and agencies herein contained with respect to the Pledged Stock are irrevocable and are powers coupled with an interest.

11.                               INDEMNIFICATION.  Pledgor agrees to indemnify and hold harmless Lender (to the full extent permitted by law) from and against any and all claims, demands, losses, judgments, liabilities for penalties and excise taxes and other damages of whatever nature, and to reimburse Lender for all costs and expenses, including reasonable legal fees and disbursements, growing out of or resulting from the Pledged Stock, this Pledge Agreement, the Loan Agreement or the other Loan Documents or the administration and enforcement of this Pledge Agreement, the Loan Agreement or the other Loan Documents or exercise of any right or remedy granted to

8

Lender hereunder except with respect to such claims, demands, losses, judgments, liabilities for penalties and excise taxes and other damages of whatever nature arising solely from the gross negligence or willful misconduct of Lender, but including without limitation, any tax liability incurred by Lender or any of its affiliates as a result of the exercise by Lender of any of its rights hereunder. In no event shall Lender be liable to Pledgor for any action taken by Lender that is permitted under this Pledge Agreement other than to account for proceeds of the Pledged Stock actually received by Lender.

12.                               DISTRIBUTION OF PLEDGED STOCK. Upon enforcement of this Pledge Agreement following the occurrence of an Event of Default under this Pledge Agreement, the Loan Agreement, or the Notes, the proceeds of the Pledged Stock shall be applied to the Obligations Secured Hereby in such order and manner as Lender may determine. In the event such monies shall be insufficient to pay all of the Obligations Secured Hereby, Pledgor shall be liable to Lender for any deficiency therein.

13.                               NO WAIVER; CUMULATIVE REMEDIES. Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by Lender, and then such waiver shall be valid to the extent therein set forth. A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have on any future occasion. No failure to exercise or any delay in exercising on the part of Lender any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

14.                               SEVERABILITY OF PROVISIONS. The provisions of this Pledge Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall attach only to such clause or provision or part thereof and shall not in any manner affect any other clause or provision in this Pledge Agreement.

15.                               AMENDMENTS; CHOICE OF LAW; BINDING EFFECT.

15.1                        None of the terms or provisions of this Pledge Agreement may be altered, modified or amended except by an instrument in writing, duly executed by each of the parties hereto.

15.2                        This Pledge Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to conflicts of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

15.3        This Pledge Agreement is made for the sole benefit of Pledgor and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely

9

hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

16.                               NOTICES. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be given in accordance with Section 9.8 of the Loan Agreement.

17.                               HEADINGS. The descriptive headings hereunder used are for convenience only and shall not be deemed to limit or otherwise effect the construction of any provision hereof.

18.                               COUNTERPART EXECUTION. This Pledge Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall together constitute one and the same agreement.

19.                               FORUM; AGENT; VENUE. To induce Lender to accept this Pledge Agreement and enter into the other Loan Documents, Pledgor irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Pledge Agreement or the other Loan Documents shall be litigated only in a court located in Chicago, Illinois. Pledgor hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city.  Pledgor hereby waives any right it may have to transfer or change the venue of any litigation brought against Pledgor by Lender.

20.                               IRREVOCABLE AUTHORIZATION AND INSTRUCTION TO ISSUERS. Pledgor hereby authorizes and instructs each issuer of Pledged Stock to comply with any instruction received by it from Lender in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from Pledgor, and Pledgor agrees that the issuer shall be fully protected in so complying.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

10

WAIVER OF RIGHT TO JURY TRIAL. PLEDGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS PLEDGE AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF PLEDGOR OR LENDER. PLEDGOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. PLEDGOR FURTHER ACKNOWLEDGES THAT (A) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (B) THIS WAIVER HAS BEEN REVIEWED BY PLEDGOR AND PLEDGOR’S LEGAL COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS AND (C) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

OLD SECOND BANCORP, INC.

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE A

ISSUER: OLD SECOND NATIONAL BANK

Owner	Class	Certificate Number	Number of Shares	Percentage of Class

Old Second Bancorp, Inc.	Common	1R	216,000	100%

ACKNOWLEDGMENT

The undersigned issuer of the Pledged Stock hereby acknowledges receipt of a copy of this Pledge Agreement and agrees to (a) note the restrictions herein on its books, records, ledgers and certificates maintained with respect to its capital stock, (b) not make or permit any dividends or distributions with respect to its capital stock except as permitted in this Pledge Agreement, and (c) not make or permit any sale, transfer or issuance of any of its capital stock or of any rights to acquire its capital stock except as permitted in this Pledge Agreement.

OLD SECOND NATIONAL BANK,
a national association

By:
Name:
Title:

Assignment Separate from Certificate

[Deliver one original per pledged stock certificate]

FOR VALUE RECEIVED, Old Second Bancorp, Inc., does hereby sell, assign and transfer unto                                         (      ) Shares of Common Stock of Old Second National Bank, standing in his/her/its name on the books of such corporation represented by Certificate(s) No.         ,           ,            and              and does hereby irrevocably constitute and appoint attorney to transfer such stock on the books of the within named bank with full power and substitution in the premises.

Further under penalties of perjury, the undersigned certifies:

1.                                             That the number shown on this form is the undersigned’s correct taxpayer identification number.

2.                                             That the undersigned is not subject to backup withholding either because the undersigned had not been notified that the undersigned is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified the undersigned that the undersigned is no longer subject to backup withholding.

Taxpayer Identification	#

Dated:

OLD SECOND BANCORP, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

for the Quarter Ended

The undersigned, the                                        of Old Second Bancorp, Inc. (“Borrower”), hereby delivers this certificate pursuant to Section 6.3 of that certain Loan and Subordinated Debenture Purchase Agreement, dated as of                    , 2008, between Borrower and LaSalle Bank National Association (as may be amended, restated, supplemented or modified from time to time, the “Agreement”) and certifies as of the date hereof as follows:

1.                                       Attached hereto are the quarterly financial reports described in Section 6.2 of the Agreement for the above-referenced quarter.

2.                                       Borrower is in compliance in all material respects with all covenants contained in the Agreement and has provided a detailed calculation, as of the above-referenced quarter-end, of the financial covenants set forth in Section 7 of the Agreement on Annex A attached hereto.

3.                                       No Event of Default has occurred or is continuing under the Agreement. [Or, if incorrect, provide detail regarding the Event of Default and the steps being taken to cure it and the time within which such cure will occur.]

4.                                       All of the representations and warranties of Borrower contained in the Agreement are true in all material respects as of the date hereof.

Capitalized terms in this Quarterly Compliance Certificate that are otherwise undefined shall have the meanings given them in the Agreement.

Dated:  [INSERT DATE]

OLD SECOND BANCORP, INC.

By:
Name:
Title:

ANNEX A

TO

QUARTERLY COMPLIANCE CERTIFICATE

EXHIBIT F

FORM OF OPINION OF BORROWER’S COUNSEL

[LETTERHEAD OF BORROWER’S COUNSEL]

1.                                       Borrower is a corporation, duly organized and validly existing under the laws of the State of Delaware, is qualified to do business in the State of Illinois, and has the requisite corporate power to conduct its business as now being conducted. Borrower is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

2.                                       Borrower has 20,300,000 shares of authorized stock divided into two classes, common and preferred, consisting of 5. 20,000,000 shares of common stock, of which 12,149,296 were issued and outstanding as of December 31, 2007, and 6. 300,000 shares of preferred stock, none of which are currently issued and outstanding.  To our knowledge, none of the issued and outstanding shares of capital stock of Borrower have been issued in violation of any preemptive rights.

3.                                       The Bank is a national banking association, duly organized and validly existing under the laws of the United States.  The deposit accounts of the Bank are insured by the FDIC, to the extent provided by law.  The Bank has the requisite power and authority, corporate or otherwise, to conduct its business as now being conducted.

4.                                       To our knowledge, the authorized capital stock of the Bank is as stated in the Loan Agreement and such stock is validly issued and outstanding, fully paid and non-assessable.  To our knowledge, Borrower is the record and beneficial owner of the Bank Shares, free and clear of all liens, encumbrances and security interests of others, except for encumbrances in favor of Lender, including the security interest granted by Borrower to Lender under the Loan Documents. To our knowledge, none of the Bank Shares have been issued in violation of any shareholder’s preemptive rights. To our knowledge, there are no options, warrants, or other rights outstanding to acquire any capital stock of the Bank and no person or entity has any other right to purchase or acquire any unissued shares of capital stock of the Bank, nor does the Bank have any obligation of any nature with respect to its unissued shares of capital stock.

5.                                       Provided that Lender is an “accredited investor” within the meaning of Regulation D as promulgated under the Securities Act of 1933, as amended (the “Act”), it is not necessary, in conjunction with the issuance of the Subordinated Debenture, to register the Subordinated Debenture under the Act or the securities laws of the State of Illinois.

6.                                       Except for such approvals as have already been obtained, no order, permission, consent or approval of any federal or state commission, board, regulatory authority or Governmental Agency is required for the execution and delivery or performance by Borrower of the Loan Documents.

7.                                       To our knowledge, except as disclosed in the Loan Documents and the Disclosure Schedule, there are no actions, suits, investigations, or proceedings pending or threatened against or affecting Borrower or any Subsidiary, or the business or properties of Borrower or any

Subsidiary, or before or by any Governmental Agency or any court, arbitrator or grand jury, which can reasonably be expected to result in a material adverse change in the business, operations or financial condition of Borrower and the Subsidiaries taken as a whole, or in the ability of Borrower or any Subsidiary to perform under the Loan Documents.

8.                                       Except as disclosed in the Loan Documents and the Disclosure Schedule, to our knowledge, there is no default by Borrower or any Subsidiary under any order, writ, injunction or decree of any court, any applicable law, instrumentality, any contract, lease, agreement, instrument or commitment to which any of them is a party or bound, which has or would have a material adverse effect upon the business, operations or financial condition of Borrower and the Subsidiaries taken as a whole or in the ability of Borrower or any Subsidiary to perform under the Loan Documents.

9.                                       To our knowledge, no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for purposes of purchasing or carrying margin stock.

10.                                 The execution, delivery and performance by Borrower of the Loan Documents (a) are within its corporate powers, (b) have been duly authorized by all necessary corporate action of Borrower, (c) do not contravene (i) Borrower’s or any Subsidiary’s charter or bylaws or (ii) any law or, to our knowledge, any contractual restriction affecting Borrower or any Subsidiary, and (d) other than as contained in the Pledge Agreement, to our knowledge, do not result in the creation of any lien or other encumbrance upon or with respect to any of the assets or property of Borrower or any Subsidiary.

11.                                 The Loan Documents are legally valid and binding obligations of Borrower and are enforceable against it in accordance with their respective terms.

12.                                 Under the terms of the Indentures, the Junior Subordinated Debentures are expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Loans.  The Loans constitute “Senior Indebtedness” as defined under the Indentures.

13.                                 Under the terms of the Indentures, Borrower is not prohibited from satisfying in full its obligations under the Loan Agreement, the Notes and the other Loan Documents, including the payment of interest and principal under any Note when due and payable, if the Borrower exercises its right to defer the payment of interest on the Junior Subordinated Debentures pursuant to the terms of the Indentures or the Borrower otherwise defers the payment of interest on the Junior Subordinated Debentures or the payment of distributions on the securities issued by the Trusts.

14.                                 Except for such approvals as have already been obtained, no order, permission, consent or approval of any federal or state commission, board or regulatory authority or Governmental Agency is required in order to consummate the Merger or the Bank Merger, except for notices of consummation to be filed with applicable Governmental Agencies, including the FDIC, the OCC and the IDFPR.

2